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Filed Pusuant to Rule 424(b)(2)
Registration No 333-220736

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 9, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 10, 2017)

GasLog Partners LP

                % SERIES B CUMULATIVE REDEEMABLE PERPETUAL
FIXED TO FLOATING RATE PREFERENCE UNITS
(LIQUIDATION PREFERENCE $25.00 PER UNIT)

          We are offering            of our            Series B Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units, liquidation preference $25.00 per unit (the "Series B Preference Units").

          Blenheim Holdings Ltd., which is GasLog Ltd.'s largest shareholder and is controlled by GasLog Ltd.'s chairman, Peter G. Livanos, has indicated an intention to purchase up to an aggregate of approximately $5 million of our Series B Preference Units in this offering at the public offering price. In addition, certain other directors and officers may also purchase Series B Preference Units in the offering at the public offering price.

          Distributions on the Series B Preference Units are cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of March, June, September and December of each year, when, as and if declared by our board of directors. The initial distribution on the Series B Preference Units offered hereby will be payable on March 15, 2018. Distributions will be payable out of amounts legally available for distributions (i) from and including the original issue date to, but excluding, March 15, 2023 at a fixed rate equal to                % per annum of the stated liquidation preference and (ii) from and including March 15, 2023, at a floating rate equal to three-month LIBOR plus a spread of       % per annum of the stated liquidation preference.

          At any time on or after March 15, 2023, the Series B Preference Units may be redeemed, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared.

          We intend to file an application to list the Series B Preference Units on the New York Stock Exchange, or the NYSE, under the symbol "GLOP PR B". If the application is approved, we expect trading of the Series B Preference Units on the NYSE to begin within 30 days after their original issue date. Currently, there is no public market for the Series B Preference Units.

          Investing in our Series B Preference Units involves a high degree of risk. Our Series B Preference Units have not been rated and are subject to the risks associated with unrated securities. Please read the section entitled "Risk Factors" on page S-23 of this prospectus supplement and beginning on page 8 of our Annual Report on Form 20-F before you make an investment in our Series B Preference Units.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public Offering Price	$	$

Underwriting Discounts and Commissions(1)	$	$

Proceeds to GasLog Partners LP (before expenses)	$	$

(1)
See "Underwriting" for additional information regarding the total underwriting compensation.

          The underwriters will not receive an underwriting discount or commission on the sale of our Series B Preference Units to Blenheim Holdings Ltd. or to certain other directors or officers. The Partnership will receive the full public offering price for these units.

          We have granted the underwriters an option for a period of 30 days to purchase up to an additional            Series B Preference Units. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $            , and total proceeds to us before expenses will be $            .

          The underwriters expect to deliver the Series B Preference Units on or about            , 2018.

Joint Bookrunners

Morgan Stanley	UBS Investment Bank	Stifel	Citigroup

Co-Manager

Credit Suisse

January                         , 2018

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the "prospectus", we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference". To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

        We expect that delivery of the Series B Preference Units will be made to investors on                    , 2018, which will be the fifth business day following the date of pricing of the Series B Preference Units (such settlement being referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Series B Preference Units on the initial pricing date of the Series B Preference Units or the succeeding two business days will be required, by virtue of the fact that the Series B Preference Units initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and accompanying prospectus. The information presented in this prospectus supplement assumes, unless otherwise noted, that the underwriters do not exercise their option to purchase additional Series B Preference Units. You should read "Risk Factors" beginning on page S-23 of this prospectus supplement and beginning on page 8 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission ("SEC") on February 13, 2017 ("Annual Report on Form 20-F").

        In this prospectus supplement, unless otherwise indicated, references to:

  •
  "GasLog Partners", the "Partnership", "we", "our", "us" or similar terms refer to GasLog Partners LP or any one or more of its subsidiaries, or to all such entities unless the context otherwise indicates;

  •
  "GasLog", depending on the context, refers to GasLog Ltd. and to any one or more of its direct and indirect subsidiaries, other than GasLog Partners;

  •
  "our general partner" refers to GasLog Partners GP LLC, the general partner of GasLog Partners and a wholly owned subsidiary of GasLog;

  •
  "GasLog LNG Services" refers to GasLog LNG Services Ltd., a wholly owned subsidiary of GasLog;

  •
  "Shell" refers to Royal Dutch Shell plc, or any one or more of its subsidiaries;

  •
  "MSL" refers to Methane Services Limited, a subsidiary of Shell;

  •
  "Mitsui" refers to Mitsui & Co., Ltd.;

  •
  "Lepta Shipping" refers to Lepta Shipping Co., Ltd., a subsidiary of Mitsui;

  •
  "Total" refers to Total Gas & Power Chartering Limited, a wholly owned subsidiary of Total S.A.;

  •
  "Centrica" refers to Pioneer Shipping Limited, a wholly owned subsidiary of Centrica plc;

  •
  "LNG" refers to liquefied natural gas;

  •
  "Series A Preference Units" refers to the 8.625% Series A Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units issued by us on May 15, 2017;

  •
  "omnibus agreement" refers to the Omnibus Agreement dated May 12, 2014 by and among the Partnership, GasLog, our general partner and GasLog Partners Holdings LLC, as amended;

  •
  "IPO" refers to the initial public offering of GasLog Partners on May 12, 2014;

  •
  "IFRS" refers to International Financial Reporting Standards;

  •
  "NYSE" refers to the New York Stock Exchange;

  •
  "SEC" refers to the U.S. Securities and Exchange Commission;

  •
  "dollars" and "$" refer to, and amounts are presented in, U.S. dollars; and

  •
  "cbm" refers to cubic meters.

 GasLog Partners LP

Overview

        We are a growth-oriented limited partnership focused on owning, operating and acquiring LNG carriers engaged in LNG transportation under long-term charters, which we define as charters of five full years or more. Our fleet of twelve LNG carriers, which have fixed charter terms expiring between 2018 and 2026 that can be extended at the charterers' option, were contributed to us by, or acquired by us from, GasLog, which controls us through its ownership of our general partner.

        Our fleet consists of twelve LNG carriers, including seven vessels with modern tri-fuel diesel electric ("TFDE") propulsion technology and five modern steam-powered ("Steam") vessels that all operate under long-term charters with subsidiaries of Shell. We also have options and other rights under which we may acquire additional LNG carriers from GasLog, as described below. We believe that such options and rights provide us with significant built-in growth opportunities. We may also acquire vessels from shipyards or other owners in the future.

        We operate our vessels under long-term charters with fixed-fee contracts that generate predictable cash flows. We intend to grow our fleet through further acquisitions of LNG carriers from GasLog and third parties. However, we cannot assure you that we will make any particular acquisition or that as a consequence we will successfully grow our per common unit distributions. Among other things, our ability to acquire additional LNG carriers will be dependent upon our ability to raise additional equity and debt financing. For further discussion of the risks that we face, please see "Risk Factors" beginning on page S-23 and please read "Item 3. Key Information—D. Risk Factors" of our Annual Report on Form 20-F.

        We are controlled by GasLog, which currently holds a 25.9% interest (including the 2% interest through general partner units) in us (before giving effect to this offering), and owns and controls our general partner. The issuance of the Series B Preference Units in this offering will not affect this limited partner percentage ownership of GasLog, as the Series B Preference Units will not be included in the calculation of "Percentage Interest" as defined in our Partnership Agreement. GasLog is, we believe, a leading independent international owner, operator and manager of LNG carriers and provides support to international energy companies as part of their LNG logistics chain. GasLog was founded by its chairman, Peter G. Livanos, whose family's shipping activities commenced more than 100 years ago. On April 4, 2012, GasLog completed its initial public offering, and its common shares began trading on the NYSE on March 30, 2012, under the symbol "GLOG". At the time of its initial public offering, GasLog's wholly owned fleet consisted of ten LNG carriers, including eight newbuildings on order. Since its initial public offering, GasLog has increased by approximately 70% the total carrying capacity of vessels in its fleet, which includes vessels on the water and newbuildings on order. As of January 9, 2018, GasLog's wholly owned fleet includes 16 LNG carriers (including eleven ships in operation and five LNG carriers on order) and GasLog has one LNG carrier operating under its technical management for third parties and a vessel secured under a long-term bareboat charter from Lepta Shipping, a subsidiary of Mitsui. See "—Our Fleet" and "—Additional Vessels".

Our Fleet

Owned Fleet

        The following table presents information about our fleet as of January 9, 2018:

	Vessel Name	Year Built	Cargo Capacity (cbm)	Charterer	Propulsion	Charter Expiration	Optional Period
1	GasLog Shanghai	2013	155,000	Shell	TFDE	May 2018	—
2	GasLog Santiago	2013	155,000	Shell	TFDE	July 2018	—
3	GasLog Sydney	2013	155,000	Shell	TFDE	September 2018	—
4	GasLog Seattle	2013	155,000	Shell	TFDE	December 2020	2025 - 2030	(1)
5	Solaris(6)	2014	155,000	Shell	TFDE	June 2021	2026 - 2031	(1)
6	GasLog Greece	2016	174,000	Shell	TFDE	March 2026	2031	(2)
7	GasLog Geneva	2016	174,000	Shell	TFDE	September 2023	2028 - 2031	(3)
8	Methane Rita Andrea	2006	145,000	Shell	Steam	April 2020	2023 - 2025	(4)
9	Methane Jane Elizabeth	2006	145,000	Shell	Steam	October 2019	—
10	Methane Alison Victoria	2007	145,000	Shell	Steam	December 2019	—
11	Methane Shirley Elisabeth	2007	145,000	Shell	Steam	June 2020	2023 - 2025	(5)
12	Methane Heather Sally	2007	145,000	Shell	Steam	December 2020	2023 - 2025	(5)

(1)
Charterer may extend the term of these time charters for a period ranging from five to ten years, and the charters require that the charterer provide us with advance notice of its exercise of any extension option. The period shown reflects the expiration of the minimum optional period and the maximum optional period.

(2)
Charterer may extend the term of the time charter for a period of five years, provided that the charterer provides us with advance notice of declaration.

(3)
Charterer may extend the term of the time charter by two additional periods of five and three years, respectively, provided that the charterer provides us with advance notice of declaration. The period shown reflects the expiration of the minimum optional period and the maximum optional period.

(4)
Charterer may extend this charter for one extension period of three or five years, and the charter requires that the charterer provide us with advance notice of its exercise of any extension option. The period shown reflects the expiration of the minimum optional period and the maximum optional period.

(5)
Charterer may extend the term of two of the related charters for one extension period of three or five years, and each charter requires that the charterer provide us with advance notice of its exercise of any extension option. The period shown reflects the expiration of the minimum optional period and the maximum optional period.

(6)
On October 20, 2017, GasLog Partners acquired from GasLog 100% of the shares in the entity that owns and charters the Solaris.

Charter Expirations

        In April 2015, the charter expirations for the GasLog Shanghai, the GasLog Santiago and the GasLog Sydney were amended. The initial terms of the time charters for the GasLog Shanghai and the GasLog Santiago were each extended by four months to May 2018 and July 2018, respectively, whilst the initial term for the GasLog Sydney was shortened by eight months to September 2018. The options to extend the initial terms have not been exercised and as such the GasLog Shanghai, the GasLog Santiago and the GasLog Sydney are due to come off charter in May 2018, July 2018 and September 2018, respectively, each plus or minus 30 days. In October 2017, the charterer of the Methane Jane Elizabeth notified us of its intention not to exercise the charter extension option. As such, the Methane Jane Elizabeth is due to come off charter in October 2019 plus or minus 30 days. The charterer of the Methane Alison Victoria has not exercised its charter extension option within the required notice period. As a result, the Methane Alison Victoria is now due to come off charter in December 2019 plus or minus 30 days. GasLog Partners continues to pursue opportunities for new multi-year charters with third parties for the vessels and, on an interim basis, may consider trading the vessels in the spot market, pursuing the most advantageous redeployment depending on evolving market conditions. It should be noted, that for the GasLog Sydney, GasLog Partners has the option to enter into a bareboat charter or time charter arrangement with GasLog designed to guarantee the total cash available for distribution from the vessel for one year, such option being agreed to at the time the amendments to the initial charter terms, referenced above, were accepted.

Additional Vessels

Existing Vessel Interests Purchase Options

        We currently have the option to purchase from GasLog: (i) the GasLog Glasgow and the GasLog Gibraltar within 36 months after GasLog notifies our board of directors of their acceptance by their charterers, (ii) as provided for under the addendum to the omnibus agreement dated April 21, 2015 among GasLog, GasLog Partners, our general partner and GasLog Partners Holdings, the Methane Becki Anne and the Methane Julia Louise (which is subject to a multi-year charter to MSL), within 36 months after the completion of their acquisition by GasLog on March 31, 2015, which options will expire in March 2018 if not extended and (iii) the GasLog Houston within 30 days after GasLog notifies us that the vessel has commenced its charter. In each case, our option to purchase is at fair market value as determined pursuant to the omnibus agreement. See "Item 7. Major Unitholders and Related Party Transactions—B. Related Party Transactions—Omnibus Agreement—Noncompetition" of our Annual Report on Form 20-F for additional information on the LNG carrier purchase options.

	Vessel Name	Year Built	Cargo Capacity (cbm)	Propulsion	Charterer	Charter Expiration(1)
1	GasLog Glasgow	2016	174,000	TFDE	Shell	June 2026
2	GasLog Gibraltar	2016	174,000	TFDE	Shell	October 2023
3	Methane Becki Anne	2010	170,000	TFDE	Shell	March 2024
4	Methane Julia Louise(2)	2010	170,000	TFDE	Shell	March 2026
5	GasLog Houston(3)	2018	174,000	LP-2S	Shell	June 2028

(1)
Indicates the expiration of the initial fixed term.

(2)
On February 24, 2016, GasLog's subsidiary, GAS-twenty six Ltd., completed the sale and leaseback of the Methane Julia Louise with Lepta Shipping. Lepta Shipping has the right to on-sell and lease back the vessel. The vessel was sold to Lepta Shipping for a total consideration approximately equivalent to its then current book value. GasLog has leased back the vessel under a bareboat charter from Lepta Shipping for a period of up to 20 years. GasLog has the option to repurchase the vessel on pre-agreed terms no earlier than the end of year ten and no later than the end of year 17 of the bareboat charter. The vessel remains on its eleven year charter with MSL.

(3)
The GasLog Houston will be delivered to Shell on February 14, 2019 plus or minus 45 days at the charterer's option.

Five-Year Vessel Business Opportunities

        GasLog has agreed, and has caused its controlled affiliates (other than us, our general partner and our subsidiaries) to agree, not to acquire, own, operate or charter any LNG carrier with a cargo capacity greater than 75,000 cbm engaged in oceangoing LNG transportation under a charter for five full years or more without, within 30 calendar days after the consummation of the acquisition or the commencement of the operations or charter of such a vessel, notifying us and offering us the opportunity to purchase such vessel at fair market value. We refer to these vessels, together with any related charters, as "Five-Year Vessels". The four newbuildings listed below will each qualify as a Five-Year Vessel upon commencement of their respective charters, and GasLog will be required to offer to us an opportunity to purchase each vessel at fair market value within 30 days of the commencement of its charter. Generally, we must exercise this right of first offer within 30 days following the notice from GasLog that the vessel has been acquired or has become a Five-Year Vessel.

	Vessel Name	Year Built(1)	Cargo Capacity (cbm)	Propulsion(2)	Charterer	Charter Expiration(3)
1	Hull No. 2130	Q1 2018	174,000	LP-2S	Shell	2027
2	Hull No. 2801	Q1 2018	174,000	LP-2S	Total	2025
3	Hull No. 2131	Q1 2019	174,000	LP-2S	Shell	2029
4	Hull No. 2213	Q2 2020	180,000	LP-2S	Centrica	2027

(1)
Expected delivery quarters are presented.

(2)
References to "LP-2S" refer to low pressure dual-fuel two-stroke engine propulsion.

(3)
Charter expiration to be determined based upon actual date of delivery.

Rights of First Offer

        In addition, under the omnibus agreement, we will have a right of first offer with regard to any proposed sale, transfer or other disposition of any LNG carriers with cargo capacities greater than 75,000 cbm engaged in oceangoing LNG transportation under a charter of five full years or more that GasLog owns, as discussed elsewhere in this prospectus supplement.

Vessel Acquisition Considerations

        We are not obligated to purchase any of the vessels from GasLog described in the previous sections and, accordingly, we may not complete the purchase of any such vessels. Furthermore, our ability to purchase any additional vessels, including under the omnibus agreement from GasLog, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs of these vessels. As of the date of this prospectus supplement, we have not secured any financing for the acquisition of additional vessels. Our ability to acquire additional vessels from GasLog is also subject to obtaining any applicable consents of governmental authorities and other non-affiliated third parties, including the relevant lenders and charterers. Under the omnibus agreement, GasLog will be obligated to use reasonable efforts to obtain any such consents. We cannot assure you that in any particular case the necessary consent will be obtained. See "Item 3. Key Information—D. Risk Factors—Risks Inherent in Our Business" of our Annual Report on Form 20-F for a discussion of the risks we face in acquiring vessels. See also "Item 7. Major Unitholders and Related Party Transactions—B. Related Party Transactions—Omnibus Agreement" of our Annual Report on Form 20-F.

Our Relationship with GasLog Ltd.

        We believe that one of our principal strengths is our relationship with GasLog. We believe our relationship with GasLog gives us access to GasLog's relationships with leading energy companies, shipbuilders, financing sources and suppliers and to its technical, commercial and managerial expertise, which we believe will allow us to compete more effectively when seeking additional customers. As of January 9, 2018, GasLog's wholly owned fleet includes 16 LNG carriers (including eleven ships in operation and five LNG carriers on order) and GasLog has one LNG carrier operating under its technical management for third parties and a vessel secured under a long-term bareboat charter from Lepta Shipping. In addition, GasLog holds a 25.9% interest (including the 2% interest through general partner units) in the Partnership. GasLog was incorporated in 2003 and is effectively controlled by its chairman, Peter G. Livanos, who beneficially owns approximately 40.1% of GasLog's common shares. Mr. Livanos's family's shipping activities commenced more than 100 years ago. Since its initial public offering in April 2012, GasLog has increased by approximately 70% the total carrying capacity of vessels in its fleet, which includes vessels on the water and newbuildings on order. In addition, GasLog, through its wholly owned subsidiary GasLog LNG Services, provides ship management services to the LNG carriers in our fleet, except for the Solaris which is managed by a subsidiary of Shell and, subject to any alternative arrangements with the applicable charterer, additional ships we may acquire from GasLog. GasLog also provides certain administrative and commercial management services to the Partnership. There are also risks associated with GasLog that may affect us. See "Item 3. Key Information—D. Risk Factors—Risks Inherent in Our Business" of our Annual Report on Form 20-F.

        Upon completion of this offering, GasLog will own our 2.0% general partner interest, all of our incentive distribution rights and 9,984,716 common units. Our general partner, by virtue of its general partner interest, controls the appointment of four of our seven directors (subject to its right to transfer the power to elect one director to the common unitholders so that they will thereafter elect a majority of our directors). GasLog intends to utilize us as its primary growth vehicle to pursue the acquisition of LNG carriers that are expected to generate long-term, stable cash flows.

Corporate Information

        Our principal executive offices are located at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco, and our phone number is + 377 97 97 51 15. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge through our website at www.gaslogmlp.com as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. See "Where You Can Find More Information" for an explanation of our reporting requirements as a foreign private issuer.

 Organizational and Ownership Structure

        The following table and diagram depict our simplified organizational and ownership structure as of January 9, 2018:

	Number of Units(1)	Percentage Ownership
Public Common Units	31,017,405	74.14%
Common Units held by GasLog Ltd.	9,984,716	23.86%
General Partner Units	836,779	2.00%

	41,838,900	100.00%

(1)
The above table does not include 5,750,000 Series A Preference Units which were issued on May 15, 2017. The Series A Preference Units do not impact the other classes' percentage ownership, as the Series A Preference Units (and the Series B Preference Units (when issued)) are not included in the calculation of "Percentage Interest" as defined in our Partnership Agreement.

 The Offering

Issuer	GasLog Partners LP.
Securities Offered

                of our      % Series B Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units ("Series B Preference Units"), liquidation preference $25.00 per unit (or                units if the underwriters exercise their option to purchase additional units in full).

Blenheim Holdings Ltd., which is GasLog Ltd.'s largest shareholder and is controlled by GasLog Ltd.'s chairman, Peter G. Livanos, has indicated an intention to purchase up to an aggregate of approximately $5 million of our Series B Preference Units in this offering at the public offering price. In addition, certain other directors and officers may also purchase Series B Preference Units in the offering at the public offering price.

For a detailed description of the Series B Preference Units, see "Description of Series B Preference Units".
Price Per Unit	$
Conversion; Exchange and Preemptive Rights	The Series B Preference Units will not have any conversion or exchange rights or be subject to preemptive rights.
Distributions

Distributions on Series B Preference Units will accrue and be cumulative from the date that the Series B Preference Units are originally issued and will be payable on each Distribution Payment Date (as defined below) when, as and if declared by our board of directors out of legally available funds for such purpose.

Distribution Payment Dates

March 15, June 15, September 15 and December 15 (each, a "Distribution Payment Date") commencing March 15, 2018. If any Distribution Payment Date would otherwise fall on a date that is not a Business Day, then the distribution will be payable on the immediately succeeding Business Day without the accumulation of additional distributions. Distributions will not bear interest.

Distribution Rate

From and including the original issue date to, but excluding, March 15, 2023, the distribution rate for the Series B Preference Units will be      % per annum per $25.00 of liquidation preference per unit (equal to $            per annum per unit). From and including March 15, 2023, the distribution rate will be a floating rate equal to three-month LIBOR plus a spread of      % per annum per $25.00 of liquidation preference per unit.

Distribution Calculations

Distributions payable on the Series B Preference Units for any distribution period during the fixed rate period will be calculated based on a 360-day year consisting of twelve 30-day months. Distributions payable on the Series B Preference Units for any distribution period during the floating rate period will be calculated based on a 360-day year and the number of days actually elapsed during the applicable distribution period.

Ranking

The Series B Preference Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series B Preference Units will rank:

•

senior to all classes of our common units, general partner units and to each other class or series of limited partner interests established after the original issue date of the Series B Preference Units that is expressly made junior to the Series B Preference Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively, "Junior Securities");

•

pari passu with our existing Series A Preference Units and any other class or series of limited partner interests or other equity securities established after the original issue date of the Series B Preference Units that is not expressly subordinated or senior to the Series B Preference Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively, "Parity Securities"); and

•

junior to (i) all of our indebtedness, including guarantees of our subsidiaries' indebtedness, (ii) all other liabilities and (iii) each other class or series of limited partner interests expressly made senior to the Series B Preference Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (such limited partner interests described in clause (iii), "Senior Securities").

Payment of Distributions

No distribution may be declared or paid or set apart for payment on any Junior Securities unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Preference Units and any Parity Securities through the most recent respective Distribution Payment Dates. Accumulated distributions in arrears for any past distribution period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Distribution Payment Date, to holders of the Series B Preference Units on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all issued and outstanding Series B Preference Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest such payment date. If less than all distributions payable with respect to all Series B Preference Units and any Parity Securities (including the Series A Preference Units) are paid, any partial payment will be made pro rata with respect to the Series B Preference Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time. Holders of the Series B Preference Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. The holders of Series B Preference Units will not receive interest on unpaid distributions.

Optional Redemption

At any time on or after March 15, 2023, we may redeem, in whole or from time to time in part, the Series B Preference Units at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such redemption would be effected out of funds legally available for such purpose. We must provide not less than 30 days' and not more than 60 days' written notice of any such redemption.

Voting Rights

Holders of the Series B Preference Units generally have no voting rights. However, if and whenever distributions payable on the Series B Preference Units are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series B Preference Units (voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable, including our Series A Preference Units) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series B Preference Units voted as a class for the election of such director). Distributions payable on the Series B Preference Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series B Preference Units. The right of such holders of Series B Preference Units to elect a member of our board of directors will continue until such time as all accumulated and unpaid distributions on the Series B Preference Units have been paid in full.

In the event that the holders of Series B Preference Units would be entitled to elect one additional director in the circumstances described above, our general partner would similarly be entitled, at its election, to appoint one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. This general partner-elected board member will continue to serve for only as long a period of time as the director elected by the holders of Series B Preference Units. The general partner would be expected to exercise the right in order to maintain the majority control of our board that it currently has.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preference Units, voting as a single class, we may not adopt any amendment to our Partnership Agreement that would have a material adverse effect on the terms of the Series B Preference Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preference Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable (including holders of our Series A Preference Units), we may not (i) issue any Parity Securities if the cumulative distributions payable on outstanding Series B Preference Units are in arrears or (ii) create or issue any Senior Securities.

Except as noted above, no vote or consent of the holders of Series B Preference Units is required for (i) creation or incurrence of any indebtedness, (ii) authorization or issuance of any common units or other Junior Securities or (iii) authorization or issuance of any limited partner interests of any series.

Fixed Liquidation Price

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series B Preference Units will generally, subject to the discussion under "Description of Series B Preference Units—Liquidation Rights," have the right to receive the liquidation preference of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether or not declared, before any payments are made to holders of our common units or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

Sinking Fund	The Series B Preference Units will not be subject to any sinking fund requirements.
No Fiduciary Duties

None of us, our general partner or our general partner's officers and directors will owe any fiduciary duties to holders of the Series B Preference Units other than a contractual duty of good faith and fair dealing pursuant to our Partnership Agreement.

Use of Proceeds

We intend to use the net proceeds of the sale of the Series B Preference Units, which, after deducting underwriting discounts and the estimated expenses payable by us, are expected to total approximately $            (or approximately $              if the underwriters exercise their option in full), for general partnership purposes, which may include future acquisitions, debt repayment, capital expenditures and additions to working capital. We currently expect that this will include future acquisitions from GasLog.

Ratings	The Series B Preference Units will not be rated by any Nationally Recognized Statistical Rating Organization.
Listing

We intend to file an application to list the Series B Preference Units on the NYSE under the symbol "GLOP PR B". If the application is approved, trading of the Series B Preference Units on the NYSE is expected to begin within 30 days after the original issue date of the Series B Preference Units. The underwriters have advised us that they intend to make a market in the Series B Preference Units prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series B Preference Units will develop prior to commencement of trading on the NYSE or, if developed, that it will be maintained.

Form	The Series B Preference Units will be issued and maintained only in book-entry form registered in the name of the nominee of The Depository Trust Company ("DTC"), except under limited circumstances.
Settlement	Delivery of the Series B Preference Units offered hereby will be made against payment therefor on or about January , 2018.
Risk Factors

An investment in our Series B Preference Units involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled "Risk Factors" beginning on page S-23 of this prospectus supplement and on page 8 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 13, 2017 and incorporated by reference herein, to determine whether an investment in our Series B Preference Units is appropriate for you.

Tax Considerations

Although we are organized as a partnership, we have elected to be treated as a corporation solely for U.S. federal income tax purposes. Consequently, all or a portion of the distributions you receive from us will constitute dividends for such purposes. The remaining portion of such distributions will be treated first as a non-taxable return of capital to the extent of your tax basis in your Series B Preference Units and, thereafter, as capital gain. In addition, there are other tax matters you should consider before investing in the Series B Preference Units, including our tax status as a non-U.S. issuer. Please read "Material U.S. Federal Income Tax Considerations", "Non-United States Tax Considerations" and "Risk Factors—Tax Risks".

Summary Financial and Operating Data

Summary Financial Data

        This information should be read together with, and is qualified in its entirety by, our consolidated financial statements and the notes thereto included in Exhibit 99.3 of the Report on Form 6-K, as filed with the SEC on September 29, 2017 and incorporated by reference into this prospectus and the interim unaudited condensed consolidated financial statements of GasLog Partners included in Exhibit 99.2 of the Report on Form 6-K as furnished to the SEC on October 26, 2017 and incorporated by reference into this prospectus. You should also read "Item 5. Operating and Financial Review and Prospects" included in Exhibit 99.2 of the Report on Form 6-K, as filed with the SEC on September 29, 2017 and incorporated by reference into this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in Exhibit 99.2 of the Report on Form 6-K as furnished to the SEC on October 26, 2017 and incorporated by reference into this prospectus.

        Certain numerical figures included in the below tables have been rounded. Discrepancies in tables between totals and the sums of the amounts listed may occur due to such rounding.

IFRS Common Control Reported Results

        The following table presents, in each case for the periods and as of the dates indicated, summary historical financial and operating data. The summary historical financial data as of December 31, 2014, 2015 and 2016 and for each of the years in the three year period ended December 31, 2016 has been derived from our audited consolidated financial statements of GasLog Partners LP included in Exhibit 99.3 of the Report on Form 6-K, as filed with the SEC on September 29, 2017 and incorporated by reference into this prospectus, after reflecting the retroactive restatement for the transfer of the GasLog Geneva, on July 3, 2017, from GasLog to GasLog Partners. The summary historical financial data as of September 30, 2017 and for the three- and nine-month periods ended September 30, 2016 and 2017 has been derived from the interim unaudited condensed consolidated financial statements of GasLog Partners LP included in Exhibit 99.2 of our Report on Form 6-K furnished to the SEC on October 26, 2017 and incorporated by reference into this prospectus. The annual financial statements have been prepared in accordance with IFRS, as issued by the International Accounting Standards Board, or the "IASB". The interim financial statements have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting as issued by the IASB.

        Prior to the closing of our IPO, we did not own any vessels. The following presentation assumes that our business was operated as a separate entity prior to its inception. For the periods prior to the closing of the IPO, our financial position, results of operations and cash flows reflected in our financial statements include all expenses allocable to our business, but may not be indicative of those that would have been incurred had we operated as a separate public entity for all years presented or of future results. The annual consolidated financial statements and our historical financial and operating data under "IFRS Common Control Reported Results" include the accounts of the Partnership and its subsidiaries assuming that they are consolidated from the date of their incorporation by GasLog, as they were under the common control of GasLog. The following transfers of vessels from GasLog to the

Partnership were each accounted for as a reorganization of entities under common control under IFRS and prior periods were retroactively restated:

Date	Vessel(s) Transferred
May 12, 2014	GasLog Santiago, GasLog Shanghai and GasLog Sydney
September 29, 2014	Methane Jane Elizabeth and Methane Rita Andrea
July 1, 2015	Methane Alison Victoria, Methane Heather Sally and Methane Shirley Elisabeth
November 1, 2016	GasLog Seattle
May 3, 2017	GasLog Greece
July 3, 2017	GasLog Geneva

	Historical
	Year Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2016	2016	2017	2016	2017
	Restated(1)	Restated(1)	Restated(1)	Restated(1)		Restated(1)
	(in thousands of U.S. dollars, except per unit data)
STATEMENT OF PROFIT OR LOSS:
Revenues	$184,222	$224,190	$259,478	$66,033	$73,439	$186,387	$217,923
Vessel operating costs	(35,732)	(47,748)	(53,082)	(13,536)	(15,066)	(39,425)	(43,568)
Voyage expenses and commissions	(2,368)	(2,979)	(3,559)	(849)	(921)	(2,630)	(2,733)
Depreciation	(39,569)	(49,971)	(56,023)	(14,076)	(15,611)	(40,516)	(46,327)
General and administrative expenses	(6,946)	(11,542)	(12,234)	(3,130)	(3,787)	(9,227)	(10,470)

Profit from operations	99,607	111,950	134,580	34,442	38,054	94,589	114,825

Financial costs	(37,725)	(31,212)	(41,796)	(12,249)	(12,319)	(30,162)	(36,098)
Financial income	49	29	191	89	311	131	669
Loss on interest rate swaps	(12,903)	(3,144)	(2,513)	(2,244)	(672)	(6,136)	(2,985)

Total other expenses, net	(50,579)	(34,327)	(44,118)	(14,404)	(12,680)	(36,167)	(38,414)

Profit for the year/period	$49,028	$77,623	$90,462	$20,038	$25,374	$58,422	$76,411

Profit attributable to GasLog's operations	$34,484	$12,583	$13,192	$1,169	$75	$5,979	$10,732
Partnership's profit	$14,544	$65,040	$77,270	$18,869	$25,299	$52,443	$65,679
EARNINGS PER UNIT ATTRIBUTABLE TO THE PARTNERSHIP:(2)
Common units (basic)	$0.75	$2.38	$2.18	$0.54	$0.53	$1.55	$1.51
Common units (diluted)	$0.75	$2.38	$2.17	$0.54	$0.53	$1.55	$1.51
Subordinated units(3)	$0.56	$1.85	$2.14	$0.52	N/A	$1.52	$0.52
General partner units	$0.66	$2.28	$2.31	$0.56	$0.56	$1.60	$1.57

	Historical
	As of December 31,
				As of September 30, 2017
	2014	2015	2016
	Restated(1)	Restated(1)	Restated(1)
	(in thousands of U.S. dollars)
STATEMENT OF FINANCIAL POSITION DATA:
Cash and cash equivalents	$50,629	$62,677	$55,819	$192,554
Short-term investments	21,700	—	4,500	—
Vessels	1,507,541	1,464,763	1,826,995	1,782,825
Vessels under construction	31,070	74,315	—	—
Total assets	1,618,829	1,616,133	1,904,280	1,986,644
Borrowings—current portion	28,356	333,147	66,697	96,086
Borrowings—non-current portion	900,749	533,555	1,055,773	953,018
Total equity	620,217	682,250	735,639	898,558

	Year Ended December 31,			Nine Months Ended September 30,
	2014	2015	2016	2016	2017
	Restated(1)	Restated(1)	Restated(1)	Restated(1)
	(in thousands of U.S. dollars)
CASH FLOW DATA:
Net cash provided by operating activities	$128,064	$125,934	$176,770	$131,477	$124,157
Net cash (used in)/provided by investing activities	(809,337)	14,421	(341,960)	(333,419)	3,297
Net cash provided by/(used in) financing activities	711,785	(128,307)	158,332	258,680	9,281

	Year Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2016	2016	2017	2016	2017
	Restated(1)	Restated(1)	Restated(1)	Restated(1)		Restated(1)
FLEET DATA*:
Number of LNG carriers at end of period	9	9	11	11	11	11	11
Average number of LNG carriers during period	7.1	9	10	10	11	9.7	11
Average age of LNG carriers (years)	5.2	6.2	6.0	5.7	6.7	5.7	6.7
Total calendar days of fleet for the period	2,595	3,285	3,663	920	1,012	2,651	3,003
Total operating days of fleet for the period(4)	2,586	3,220	3,618	920	1,012	2,606	3,003

*
The Fleet Data above is calculated consistent with our IFRS Common Control Reported Results.

	Year Ended December 31,						Three Months Ended September 30,		Nine Months Ended September 30,
	2014		2015		2016		2016	2017	2016		2017
	Restated(1)		Restated(1)		Restated(1)		Restated(1)		Restated(1)
	(in thousands of U.S. dollars)
OTHER FINANCIAL DATA:
EBITDA(5)	$139,176		$161,921		$190,603		$48,518	$53,665	$135,105		$161,152
Capital expenditures:
Payment for vessels and vessel additions	789,179		7,317		337,647		162,775	1,509	333,534		1,799
Distributable cash flow(5)	27,259		72,254		83,660		21,413	26,867	60,118		73,617
Cash distributions declared	22,179	(6)	58,992	(7)	65,577	(8)	17,077	21,001	48,500	(9)	60,671	(10)
Cash distributions paid	23,169	(6)	60,002	(7)	73,377	(8)	17,077	21,001	56,300	(9)	60,671	(10)
Preference unit distributions declared and paid	—		—		—		—	4,133	—		4,133

Partnership Performance Results

        The financial and operating data below exclude amounts related to vessels currently owned by the Partnership for the periods prior to their respective transfer to GasLog Partners from GasLog, as the Partnership was not entitled to the cash or results generated in the periods prior to such transfers. The Partnership Performance Results are non-GAAP financial measures that the Partnership believes provide meaningful supplemental information to both management and investors regarding the financial and operating performance of the Partnership because such presentation is consistent with the calculation of the quarterly distribution and the earnings per unit, which similarly exclude the results of vessels prior to their transfer to the Partnership.

	Year Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2016	2016	2017	2016	2017
	(in thousands of U.S. dollars)
PARTNERSHIP PERFORMANCE STATEMENT OF PROFIT OR LOSS(5)
Revenues	$65,931	$168,927	$206,424	$51,452	$73,277	$150,446	$192,852
Vessel operating costs	(12,226)	(33,656)	(43,479)	(10,822)	(15,046)	(32,634)	(39,523)
Voyage expenses and commissions	(817)	(2,102)	(2,841)	(644)	(919)	(2,135)	(2,420)
Depreciation	(13,352)	(35,981)	(45,230)	(11,116)	(15,580)	(33,168)	(41,408)
General and administrative expenses	(4,591)	(10,383)	(11,219)	(2,752)	(3,783)	(8,426)	(10,134)

Profit from operations	34,945	86,805	103,655	26,118	37,949	74,083	99,367

Financial costs	(15,206)	(21,789)	(30,187)	(7,333)	(12,289)	(21,766)	(31,359)
Financial income	23	24	179	84	311	126	656
(Loss)/gain on interest rate swaps	(5,218)	—	3,623	—	(672)	—	(2,985)

Total other expenses, net	(20,401)	(21,765)	(26,385)	(7,249)	(12,650)	(21,640)	(33,688)

Partnership's profit	$14,544	$65,040	$77,270	$18,869	$25,299	52,443	65,679

	Year Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2016	2016	2017	2016	2017
PARTNERSHIP PERFORMANCE FLEET DATA*:
Number of LNG carriers at end of period	5	8	9	8	11	8	11
Average number of LNG carriers during period	2.4	6.5	8.2	8.1	11.1	8.0	9.9
Average age of LNG carriers (years)	4.5	6.7	7.2	7.4	6.7	7.4	6.7
Total calendar days of fleet for the period	885	2,377	2,989	736	1,010	2,192	2,698
Total operating days of fleet for the period(4)	885	2,377	2,944	736	1,010	2,147	2,698

*
The Partnership Performance Fleet Data above is calculated consistent with our Partnership Performance Results.

	Year Ended December 31,						Three Months Ended September 30,		Nine Months Ended September 30,
	2014		2015		2016		2016	2017	2016		2017
	(in thousands of U.S. dollars)
OTHER PARTNERSHIP PERFORMANCE FINANCIAL DATA:
EBITDA(5)	$48,297		$122,786		$148,885		$37,234	$53,529	$107,251		$140,775
Distributable cash flow(5)	27,259		72,254		83,660		21,413	26,867	60,118		73,617
Cash distributions declared and paid	13,369	(11)	51,192	(12)	65,577	(13)	17,077	21,001	48,500	(14)	60,671	(10)
Preference unit distributions declared and paid	—		—		—		—	4,133	—		4,133

(1)
Restated so as to reflect the historical financial statements of GAS-seven Ltd., GAS-eleven Ltd. and GAS-thirteen Ltd. acquired on November 1, 2016, May 3, 2017 and July 3, 2017, respectively, from GasLog.

(2)
On May 12, 2014, the Partnership completed its IPO and issued 9,822,358 common units, 9,822,358 subordinated units and 400,913 general partner units. On September 29, 2014, the Partnership completed an equity offering of 4,500,000 common units. In connection with the offering, the Partnership issued 91,837 general partner units to its general partner in order for GasLog to retain its 2.0% general partner interest. On June 26, 2015, the Partnership completed an equity offering of 7,500,000 common units. In connection with the offering, the Partnership issued 153,061 general partner units to its general partner in order for GasLog to retain its 2.0% general partner interest. On August 5, 2016, the Partnership completed an equity offering of 2,750,000 common units. In connection with the offering, the Partnership issued 56,122 general partner units to its general partner in order for GasLog to retain its 2.0% general partner interest. On January 27, 2017, the Partnership completed an equity offering of 3,750,000 common units. In addition, the option to purchase additional shares was partially exercised by the underwriter on February 24, 2017, resulting in 120,000 additional units being sold at the same price. In connection with the offering, the Partnership issued 78,980 general partner units to its general partner in order for GasLog to retain its 2.0% general partner interest. Earnings per unit is presented for the periods in which the units were outstanding. On May 15, 2017, the Partnership completed an equity offering of 5,750,000 Series A Preference Units. On May 16, 2017 the subordination period expired, and the subordinated units held by GasLog converted on a one-for-one basis into common units, which participate pro rata with other common units in distributions for available cash. Also, on May 16, 2017, GasLog Partners entered into an Equity Distribution Agreement (the "Equity Distribution Agreement") under which the Partnership may, from time to time, raise equity through the issuance and sale of new common units (the "ATM Programme") having an aggregate offering price of up to $100.0 million. Since the commencement of the ATM Programme through September 30, 2017, GasLog Partners issued and received payment for a total of 2,351,885 common units. In connection with the issuance of common units under the ATM Programme during that period, the Partnership also issued 47,998 general partner units to its general partner in order for GasLog to retain its 2.0% general partner interest. On November 3, 2017, the Partnership entered into the Amended and Restated Equity Distribution Agreement to increase the size of the ATM Programme from $100.0 million to $144.04 million.

(3)
Upon the expiration of the subordination period, which occurred on May 16, 2017, all of the subordinated units held by GasLog converted on a one-for-one basis into common units which participate pro rata with other common units in distributions of available cash. Consequently, earnings have been allocated to subordinated units and the weighted average number of subordinated units has been calculated only for the applicable period in 2017 during which they were entitled to distributions based on the Partnership Agreement, i.e. for the three months ended March 31, 2017. For further discussion, see "Item 8. Financial Information-Our Cash Distribution Policy-Subordination Period" in our Annual Report on Form 20-F.

(4)
The operating days for our fleet are the total number of days in a given period that the vessels were in our possession less the total number of days off-hire not recoverable from the insurers. We define days off-hire as days lost to, among other things, operational deficiencies, dry-docking for repairs, maintenance or inspection, equipment breakdowns, special surveys and vessel upgrades, delays due to accidents, crew strikes, certain vessel detentions or similar problems, our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew, or periods of commercial waiting time during which we do not earn charter hire.

(5)
Non-GAAP Financial Measures

  Partnership Performance Results.    As described above, our IFRS Common Control Reported Results are derived from the consolidated financial statements of the Partnership.

  Our Partnership Performance Results presented below are non-GAAP measures and exclude amounts related to GAS-three Ltd., GAS-four Ltd. and GAS-five Ltd. (the owners of the GasLog Shanghai, the GasLog Santiago and the GasLog Sydney, respectively) for the period prior to the closing of the IPO, GAS-sixteen Ltd. and GAS-seventeen Ltd. (the owners of the Methane Rita Andrea and the Methane Jane Elizabeth, respectively) for the period prior to their transfer to the Partnership on September 29, 2014, the amounts related to GAS-nineteen Ltd., GAS-twenty Ltd. and GAS-twenty one Ltd. (the owners of the Methane Alison Victoria, the Methane Shirley Elisabeth and the Methane Heather Sally, respectively) for the period prior to their transfer to the Partnership on July 1, 2015, the amounts related to GAS-seven Ltd. (the owner of the GasLog Seattle) for the period prior to its transfer to the Partnership on November 1, 2016, the amounts related to GAS-eleven Ltd. (the owner of the GasLog Greece) for the period prior to its transfer to the Partnership on May 3, 2017 and the amounts related to GAS-thirteen Ltd. (the owner of the GasLog Geneva) for the period prior to its transfer to the Partnership on July 3, 2017. While such amounts are reflected in the Partnership's reported financial statements because the transfers to the Partnership were accounted for as a reorganization of entities under common control under IFRS, (i) GAS-three Ltd., GAS-four Ltd. and GAS-five Ltd. were not owned by the Partnership prior to the closing of the IPO, (ii) GAS-sixteen Ltd. and GAS-seventeen Ltd. were not owned by the Partnership prior to their transfer to the Partnership in September 2014, (iii) GAS-nineteen Ltd., GAS-twenty Ltd. and GAS-twenty one Ltd. were not owned by the Partnership prior to their transfer to the Partnership in July 2015, (iv) GAS-seven Ltd. was not owned by the Partnership prior to its transfer to the Partnership in November 2016, (v) GAS-eleven Ltd. was not owned by the Partnership prior to its transfer to the Partnership in May 2017 and (vi) GAS-thirteen Ltd. was not owned by the Partnership prior to its transfer to the Partnership in July 2017, and accordingly the Partnership was not entitled to the cash or results generated in the period prior to such transfers.

  The Partnership Performance Results are non-GAAP financial measures. GasLog Partners believes that these financial measures provide meaningful supplemental information to both management and investors regarding the financial and operating performance of the Partnership because such presentation is consistent with the calculation of the quarterly distribution and the earnings per unit, which similarly exclude the results of vessels prior to their transfer to the Partnership. These non-GAAP financial measures should not be viewed in isolation or as substitutes to the equivalent GAAP measures presented in accordance with IFRS, but should be used in conjunction with the most directly comparable IFRS Common Control Reported Results.

Reconciliation of Partnership Performance Results to IFRS Common Control Reported Results in our Financial Statements:

	Year Ended December 31, 2014			Year Ended December 31, 2015			Year Ended December 31, 2016
	Results attributable to GasLog	Partnership Performance Results	IFRS Common Control Reported Results	Results attributable to GasLog	Partnership Performance Results	IFRS Common Control Reported Results	Results attributable to GasLog	Partnership Performance Results	IFRS Common Control Reported Results
	Restated(1)		Restated(1)	Restated(1)		Restated(1)	Restated(1)		Restated(1)
	(in thousands of U.S. dollars)
STATEMENT OF PROFIT OR LOSS
Revenues	$118,291	$65,931	$184,222	$55,263	$168,927	$224,190	$53,054	$206,424	$259,478
Vessel operating costs	(23,506)	(12,226)	(35,732)	(14,092)	(33,656)	(47,748)	(9,603)	(43,479)	(53,082)
Voyage expenses and commissions	(1,551)	(817)	(2,368)	(877)	(2,102)	(2,979)	(718)	(2,841)	(3,559)
Depreciation	(26,217)	(13,352)	(39,569)	(13,990)	(35,981)	(49,971)	(10,793)	(45,230)	(56,023)
General and administrative expenses	(2,355)	(4,591)	(6,946)	(1,159)	(10,383)	(11,542)	(1,015)	(11,219)	(12,234)

Profit from operations	64,662	34,945	99,607	25,145	86,805	111,950	30,925	103,655	134,580

Financial costs	(22,519)	(15,206)	(37,725)	(9,423)	(21,789)	(31,212)	(11,609)	(30,187)	(41,796)
Financial income	26	23	49	5	24	29	12	179	191
(Loss)/gain on interest rate swaps	(7,685)	(5,218)	(12,903)	(3,144)	—	(3,144)	(6,136)	3,623	(2,513)

Total other expenses, net	(30,178)	(20,401)	(50,579)	(12,562)	(21,765)	(34,327)	(17,733)	(26,385)	(44,118)

Profit for the year	$34,484	$14,544	$49,028	$12,583	$65,040	$77,623	$13,192	$77,270	$90,462

	For the three months ended September 30, 2016			For the three months ended September 30, 2017
	Results attributable to GasLog	Partnership Performance Results	IFRS Common Control Reported Results	Results attributable to GasLog	Partnership Performance Results	IFRS Common Control Reported Results
	Restated(1)		Restated(1)
	(in thousands of U.S. dollars)
STATEMENT OF PROFIT OR LOSS
Revenues	14,581	51,452	66,033	162	73,277	73,439
Vessel operating costs	(2,714)	(10,822)	(13,536)	(20)	(15,046)	(15,066)
Voyage expenses and commissions	(205)	(644)	(849)	(2)	(919)	(921)
Depreciation	(2,960)	(11,116)	(14,076)	(31)	(15,580)	(15,611)
General and administrative expenses	(378)	(2,752)	(3,130)	(4)	(3,783)	(3,787)

Profit from operations	8,324	26,118	34,442	105	37,949	38,054

Financial costs	(4,916)	(7,333)	(12,249)	(30)	(12,289)	(12,319)
Financial income	5	84	89	—	311	311
Loss on interest rate swaps	(2,244)	—	(2,244)	—	(672)	(672)

Total other expenses, net	(7,155)	(7,249)	(14,404)	(30)	(12,650)	(12,680)

Profit for the period	1,169	18,869	20,038	75	25,299	25,374

	For the nine months ended September 30, 2016			For the nine months ended September 30, 2017
	Results attributable to GasLog	Partnership Performance Results	IFRS Common Control Reported Results	Results attributable to GasLog	Partnership Performance Results	IFRS Common Control Reported Results
	Restated(1)		Restated(1)
	(in thousands of U.S. dollars)
STATEMENT OF PROFIT OR LOSS
Revenues	35,941	150,446	186,387	25,071	192,852	217,923
Vessel operating costs	(6,791)	(32,634)	(39,425)	(4,045)	(39,523)	(43,568)
Voyage expenses and commissions	(495)	(2,135)	(2,630)	(313)	(2,420)	(2,733)
Depreciation	(7,348)	(33,168)	(40,516)	(4,919)	(41,408)	(46,327)
General and administrative expenses	(801)	(8,426)	(9,227)	(336)	(10,134)	(10,470)

Profit from operations	20,506	74,083	94,589	15,458	99,367	114,825

Financial costs	(8,396)	(21,766)	(30,162)	(4,739)	(31,359)	(36,098)
Financial income	5	126	131	13	656	669
Loss on interest rate swaps	(6,136)	—	(6,136)	—	(2,985)	(2,985)

Total other expenses, net	(14,527)	(21,640)	(36,167)	(4,726)	(33,688)	(38,414)

Profit for the period	5,979	52,443	58,422	10,732	65,679	76,411

EBITDA

        EBITDA is defined as earnings before interest income and expense, gain/loss on interest rate swaps, taxes, depreciation and amortization. EBITDA, which is a non-GAAP financial measure, is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our operating performance. The Partnership believes that this non-GAAP financial measure assists our management and investors by increasing the comparability of our performance from period to period. The Partnership believes that including EBITDA assists our management and investors in (i) understanding and analyzing the results of our operating and business performance, (ii) selecting between investing in us and other investment alternatives and (iii) monitoring our ongoing financial and operational strength in assessing whether to purchase and/or to continue to hold our common units. This increased comparability is achieved by excluding the potentially disparate effects between periods of financial costs, gain/losses on interest rate swaps, taxes, depreciation and amortization, which items are affected by various and possibly changing financing methods, financial market conditions, capital structure and historical cost basis and which items may significantly affect results of operations between periods.

        EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or as a substitute for, or superior to profit, profit from operations, earnings per unit or any other measure of operating performance presented in accordance with IFRS. Some of these limitations include the fact that it does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, (ii) changes in, or cash requirements for our working capital needs and (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

        EBITDA excludes some, but not all, items that affect profit/(loss) and these measures may vary among other companies. Therefore, EBITDA as presented herein may not be comparable to similarly titled measures of other companies. The following table reconciles EBITDA to profit, the most directly comparable IFRS financial measure, for the periods presented.

        EBITDA is presented on the basis of IFRS Common Control Reported Results and Partnership Performance Results. Partnership Performance Results are non-GAAP measures. The difference between IFRS Common Control Reported Results and Partnership Performance Results are results attributable to GasLog, as set out in the reconciliation below.

Reconciliation of Profit to EBITDA:

IFRS Common Control Reported Results:

	Year Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2016	2016	2017	2016	2017
	Restated(1)	Restated(1)	Restated(1)	Restated(1)		Restated(1)
	(in thousands of U.S. dollars)
Profit	$49,028	$77,623	$90,462	$20,038	$25,374	$58,422	$76,411
Depreciation	39,569	49,971	56,023	14,076	15,611	40,516	46,327
Financial costs	37,725	31,212	41,796	12,249	12,319	30,162	36,098
Financial income	(49)	(29)	(191)	(89)	(311)	(131)	(669)
Loss on interest rate swaps	12,903	3,144	2,513	2,244	672	6,136	2,985

EBITDA	$139,176	$161,921	$190,603	$48,518	$53,665	$135,105	$161,152

Partnership Performance Results:

	Year Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2016	2016	2017	2016	2017
	(in thousands of U.S. dollars)
Profit	$14,544	$65,040	$77,270	$18,869	$25,299	$52,443	$65,679
Depreciation	13,352	35,981	45,230	11,116	15,580	33,168	41,408
Financial costs	15,206	21,789	30,187	7,333	12,289	21,766	31,359
Financial income	(23)	(24)	(179)	(84)	(311)	(126)	(656)
Loss/(gain) on interest rate swaps	5,218	—	(3,623)	—	672	—	2,985

EBITDA	$48,297	$122,786	$148,885	$37,234	$53,529	$107,251	$140,775

Distributable Cash Flow

        Distributable cash flow means EBITDA, on the basis of the Partnership Performance Results, after considering financial costs for the period, including realized loss on interest rate swaps and excluding amortization of loan fees, estimated dry-docking and replacement capital reserves established by the Partnership and accrued dividends on preference units, whether or not declared. Estimated dry-docking and replacement capital reserves represent capital expenditures required to renew and maintain over the long-term the operating capacity of, or the revenue generated by, our capital assets. Distributable cash flow, which is a non-GAAP financial measure, is a quantitative standard used by investors in publicly-traded partnerships to assess their ability to make quarterly cash distributions. Our calculation of Distributable cash flow may not be comparable to that reported by other companies.

        Distributable cash flow has limitations as an analytical tool and should not be considered as an alternative to, or substitute for, or superior to profit or loss, profit or loss from operations, earnings per unit or any other measure of operating performance presented in accordance with IFRS.

        The table below reconciles Distributable cash flow and Cash distributions declared to EBITDA (Partnership Performance Results).

Reconciliation of EBITDA to Distributable Cash Flow*:

	Partnership Performance Results
	Year Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2016	2016	2017	2016	2017
EBITDA (Partnership Performance Results)*	$48,297	$122,786	$148,885	$37,234	$53,529	$107,251	$140,775
Financial costs (excluding amortization of loan fees) and realized loss on interest rate swaps	(9,912)	(19,484)	(26,929)	(6,425)	(11,380)	(18,938)	(29,390)
Dry-docking capital reserve	(2,621)	(8,338)	(8,829)	(2,168)	(3,240)	(6,504)	(8,793)
Replacement capital reserve	(8,505)	(22,710)	(29,467)	(7,228)	(8,942)	(21,691)	(24,326)
Accrued preferred equity distribution	—	—	—	—	(3,100)	—	(4,649)

Distributable cash flow	27,259	72,254	83,660	21,413	26,867	60,118	73,617

Other reserves**	(3,173)	(16,067)	(14,244)	(4,336)	(4,490)	(10,252)	(10,119)

Cash distributions***	$24,086	$56,187	$69,416	$17,077	$22,377	$49,866	$63,498

  *
  The reconciliation of profit to EBITDA on the basis of Partnership Performance Results is presented in Note 5 above.

  **
  Refers to reserves (other than the dry-docking and replacement capital reserves) which have been established for the proper conduct of the business of the Partnership and its subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership and its subsidiaries).

  ***
  Refers to cash distributions made since the Partnership's IPO. It excludes payments of dividends due to GasLog before vessels were acquired by the Partnership.
(6)
Does not reflect a distribution of $10.72 million declared in January 2015 in respect of the fourth quarter of 2014. Cash distribution paid includes $9.80 million dividend due to GasLog which was declared in 2013 and excludes $8.81 million dividend due to GasLog which was declared in 2014, in both cases prior to the contribution of the relevant vessels to the Partnership.

(7)
Does not reflect a distribution of $15.71 million declared in January 2016 in respect of the fourth quarter of 2015. Cash distribution paid includes $8.81 million dividend due to GasLog which was declared in 2014 and excludes $7.80 million dividend due to GasLog which was declared in 2015, in both cases prior to the contribution of the relevant vessels to the Partnership.

(8)
Does not reflect a distribution of $19.55 million declared in January 2017 in respect of the fourth quarter of 2016. Cash distribution paid includes $7.80 million dividend due to GasLog which was declared in 2015 prior to the contribution of the GasLog Seattle to the Partnership.

(9)
Does not reflect a distribution of $17.08 million declared in October 2016 in respect of the third quarter of 2016. Cash distribution paid includes $7.80 million dividend due to GasLog which was declared in 2015 prior to the contribution of the GasLog Seattle to the Partnership.

(10)
Does not reflect a distribution of $22.38 million declared in October 2017 and paid in November 2017, in respect of the third quarter of 2017.

(11)
Does not reflect a distribution of $10.72 million declared in January 2015 and paid in February 2015, in respect of the fourth quarter of 2014.

(12)
Does not reflect a distribution of $15.71 million declared in January 2016 and paid in February 2016, in respect of the fourth quarter of 2015.

(13)
Does not reflect a distribution of $19.55 million declared in January 2017 and paid in February 2017, in respect of the fourth quarter of 2016.

(14)
Does not reflect a distribution of $17.08 million declared in October 2016 and paid in November 2016, in respect of the third quarter of 2016.

RISK FACTORS

        Any investment in our Series B Preference Units involves a high degree of risk. Before investing in our Series B Preference Units, you should carefully consider the risk factors set forth below and the important factors set forth under the heading "Risk Factors" starting on page 8 of our Annual Report on Form 20-F, which was filed with the SEC on February 13, 2017 and incorporated herein by reference. For further details, see the sections entitled "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference".

Risks Related to the Series B Preference Units

         We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to pay distributions on or to redeem our Series B Preference Units.

        Our board of directors makes determinations regarding the payment of distributions in its sole discretion and in accordance with our Partnership Agreement and applicable law, and there is no guarantee that we make distributions to our unitholders in the future. Although distributions on the Series B Preference Units are cumulative, our board of directors must declare the actual payment of those distributions. We may not have sufficient cash available each quarter to pay distributions, and our board of directors can elect at any time or from time to time, for an indefinite duration, not to pay any or all accumulated distributions. In addition, while we have no obligation to redeem our Series B Preference Units, we may have insufficient cash available to redeem our Series B Preference Units at a time when it would otherwise be beneficial for us to do so. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which may fluctuate from quarter to quarter based on the risks described in this section, including, among other things:

  •
  the rates we obtain from our charters;

  •
  the expiration of charter contracts;

  •
  the charterers' options to terminate charter contracts;

  •
  the number of off-hire days for our fleet and the timing of, and number of days required for, dry-docking of vessels;

  •
  the level of our operating costs, such as the cost of crews, vessel maintenance and insurance;

  •
  the supply of LNG carriers;

  •
  prevailing global and regional economic and political conditions; and

  •
  the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business.

        In addition, the actual amount of cash available for distribution will depend on other factors, including:

  •
  the level of capital expenditures we make, including for maintaining or replacing vessels and complying with regulations;

  •
  our debt service requirements, including fluctuations in interest rates, and restrictions on distributions contained in our debt instruments;

  •
  the level of debt we will incur to fund future acquisitions, including if we exercise our options to purchase any additional vessels from GasLog;

  •
  fluctuations in our working capital needs;

  •
  our ability to make, and the level of, working capital borrowings; and

  •
  the amount of any cash reserves, including reserves for future maintenance and replacement capital expenditures, working capital and other matters, established by our board of directors, which cash reserves are not subject to any specified maximum dollar amount.

        The amount of cash we generate from our operations may differ materially from our profit or loss for a specified period, which will be affected by non-cash items. As a result of this and the other factors mentioned above, we may make cash distributions during periods in which we record losses and may not make cash distributions during periods when we record a profit.

         We distribute all of our available cash to our limited partners and are not required to accumulate cash for the purpose of meeting our future obligations to holders of the Series B Preference Units, which may limit the cash available to make distributions on the Series B Preference Units.

        Subject to the limitations in our Partnership Agreement, we distribute all of our available cash each quarter to our limited partners. "Available cash" is defined in our Partnership Agreement, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own):

  •
  less the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by the board of directors to:

  •
  provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

  •
  comply with applicable law, any debt instruments, or other agreements;

  •
  provide funds for payments to holders of Series A Preference Units and Series B Preference Units; or

  •
  provide funds for distributions to our limited partners and to our general partner for any one or more of the next four quarters;

  •
  plus all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit agreements and in all cases are used solely for working capital purposes or to pay distributions to partners.

        As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the Series B Preference Units.

         The Series B Preference Units represent perpetual equity interests.

        The Series B Preference Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series B Preference Units may be required to bear the financial risks of an investment in the Series B Preference Units for an indefinite period of time. In addition, the Series B Preference Units will rank junior to all our indebtedness and other liabilities, and any other senior securities we may issue in the future with respect to assets available to satisfy claims against us. The Series B Preference Units rank pari passu to our existing Series A Preference Units.

         The Series B Preference Units are a new issuance and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your units. In addition, the lack of a fixed redemption date for the Series B Preference Units will increase your reliance on the secondary market for liquidity purposes.

        The Series B Preference Units are a new issue of securities with no established trading market. In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their units in the secondary market absent redemption by us. We intend to apply to list the Series B Preference Units on the NYSE, but there can be no assurance that the NYSE will accept the Series B Preference Units for listing. Even if the Series B Preference Units are approved for listing by the NYSE, an active trading market on the NYSE for the units may not develop or, even if it develops, may not last, in which case the trading price of the Series B Preference Units could be adversely affected and your ability to transfer your units will be limited. Furthermore, trading in the securities may be negatively affected by the fact that only a small number of Series B Preference Units will be issued. If an active trading market does develop on the NYSE, our Series B Preference Units may trade at prices lower than the offering price. The trading price of our Series B Preference Units will depend on many factors, including:

  •
  prevailing interest rates;

  •
  the market for similar securities;

  •
  general economic and financial market conditions;

  •
  our subsequent issuance of debt or preferred equity securities; and

  •
  our financial condition, results of operations and prospects.

        We have been advised by the underwriters that they intend to make a market in our Series B Preference Units pending any listing of the units on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

         The Series B Preference Units have not been rated, and ratings of any other of our securities may affect the trading price of the Series B Preference Units.

        We have not sought to obtain a rating for the Series B Preference Units, and the units may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series B Preference Units or that we may elect to obtain a rating of our Series B Preference Units in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Series B Preference Units in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for the Series B Preference Units, could adversely affect the market for, or the market value of, the Series B Preference Units. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series B Preference Units. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series B Preference Units may not reflect all risks related to us and our business, or the structure or market value of the Series B Preference Units.

         Our Series B Preference Units are subordinated to our debt obligations and pari passu with our Series A Preference Units, and your interests could be diluted by the issuance of additional limited partnership interests, including additional Series A and Series B Preference Units, and by other transactions.

        Our Series B Preference Units are subordinated to all of our existing and future indebtedness. As of September 30, 2017, we had an aggregate of $1,049.1 million of indebtedness outstanding and we had unused availability under our revolving credit facilities of $42.9 million. The payment of principal and interest on our debt reduces cash available for distribution on our limited partner interests, including our Series B Preference Units. Our existing indebtedness restricts, and our future indebtedness may include restrictions on, our ability to pay distributions to unitholders.

        The issuance of additional limited partnership interests on a parity with or senior to our Series B Preference Units would dilute the interests of the holders of our Series B Preference Units, and any issuance of limited partnership interests senior to or on a parity with our Series B Preference Units or of additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on our Series B Preference Units. No provisions relating to our Series B Preference Units protect the holders of our Series B Preference Units in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series B Preference Units.

         The Series B Preference Units will rank junior to any Senior Securities and pari passu with any Parity Securities.

        Our Series B Preference Units will rank junior to any Senior Securities and pari passu with any Parity Securities, which includes our existing Series A Preference Units and any other class or series of limited partner interests or other equity securities established after the original issue date of the Series B Preference Units that is not expressly subordinated or senior to the Series B Preference Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary. If less than all distributions payable with respect to the Series B Preference Units and any Parity Securities are paid, any partial payment shall be made pro rata with respect to Series B Preference Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time.

         Substantial future sales of our Series B Preference Units in the public market could cause the price of our Series B Preference Units to fall.

        Blenheim Holdings Ltd., which is GasLog Ltd.'s largest shareholder and is controlled by GasLog Ltd.'s chairman, Peter G. Livanos, has indicated an intention to purchase up to an aggregate of approximately $5 million of our Series B Preference Units in this offering at the public offering price. In addition, certain other directors and officers may also purchase Series B Preference Units in the offering at the public offering price. Assuming Blenheim Holdings Ltd. and directors and officers purchase Series B Preference Units in the offering, these Series B Preference Units will be held by persons who have contractually agreed not to sell such units for 30 days following the date of this prospectus. However, following the expiration of the 30 day lockup period, sales of a large number of these units could cause the price of our Series B Preference Units to decline.

         Market interest rates may adversely affect the value of our Series B Preference Units.

        One of the factors that will influence the price of our Series B Preference Units will be the distribution yield on the Series B Preference Units (as a percentage of the price of our Series B Preference Units) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our Series B Preference Units to expect a higher distribution yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Series B Preference Units to decrease.

         As a holder of Series B Preference Units you have extremely limited voting rights.

        Your voting rights as a holder of Series B Preference Units will be extremely limited. Holders of the Series B Preference Units generally have no voting rights. However, if and whenever distributions payable on the Series B Preference Units are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series B Preference Units (voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable, including holders of our Series A Preference Units) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series B Preference Units voted as a class for the election of such director). The right of such holders of Series B Preference Units to elect a member of our board of directors will continue until such time as all accumulated and unpaid distributions on the Series B Preference Units have been paid in full. Certain other limited protective voting rights are described in this prospectus under "Description of Series B Preference Units—Voting Rights".

         We are a holding company and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make distributions to unitholders.

        We are a holding company. Our subsidiaries conduct all of our operations and own all of our operating assets, including our ships. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to pay our obligations and to make distributions to unitholders depends entirely on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by the law of its jurisdiction of incorporation which regulates the payment of distributions. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to make distributions to unitholders.

         The amount of your liquidation preference is fixed and you will have no right to receive any greater payment regardless of the circumstances.

        The payment due upon a liquidation is fixed at the redemption preference of $25.00 per unit plus accumulated and unpaid distributions to the date of liquidation. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. Furthermore, if the market price for your Series B Preference Units is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.

         The Series B Preference Units are redeemable at our option.

        We may, at our option, redeem all or, from time to time, part of the Series B Preference Units on or after March 15, 2023. If we redeem your Series B Preference Units, you will be entitled to receive a redemption price equal to $25.00 per unit plus accumulated and unpaid distributions to the date of redemption. It is likely that we would choose to exercise our optional redemption right only when prevailing interest rates have declined, which would adversely affect your ability to reinvest your proceeds from the redemption in a comparable investment with an equal or greater yield to the yield on the Series B Preference Units had the units of the Series B Preference Units not been redeemed. We may elect to exercise our partial redemption right on multiple occasions.

         The historical levels of three-month LIBOR are not an indication of the future levels of three-month LIBOR.

        From and including March 15, 2023, the distribution rate for the Series B Preference Units will be determined based on three-month LIBOR. In the past, the level of three-month LIBOR has experienced significant fluctuations. Historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during the Floating Rate Period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance. Although the actual three-month LIBOR on a Distribution Payment Date or at other times during a Distribution Period (as defined herein) may be higher than the three-month LIBOR on the applicable Distribution Determination Date (as defined herein), you will not benefit from the three-month LIBOR at any time other than on the Distribution Determination Date for such Distribution Period. As a result, changes in the three-month LIBOR may not result in a comparable change in the market value of the Series B Preference Units on or after March 15, 2023.

         Increased regulatory oversight, uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of and return on the Series B Preference Units. If LIBOR is discontinued, distributions on the Series B Preference Units during the Floating Rate Period may be calculated using another base rate.

        Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers' Association (the "BBA") in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

        On July 27, 2017, the United Kingdom Financial Conduct Authority ("FCA"), which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021 ("FCA Announcement"). The FCA Announcement indicates that the continuation of LIBOR on the current basis is not guaranteed after 2021. It is not possible to predict the effect of the FCA Announcement, any changes in the methods pursuant to which LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the United Kingdom and elsewhere, which may adversely affect the trading market for LIBOR based securities, including the Series B Preference Units, or result in the phasing out of LIBOR as a reference rate for securities. In addition, any changes announced by the FCA, including the FCA Announcement, the ICE Benchmark Administration Limited (the independent administrator of LIBOR) or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which LIBOR rates are determined may result in a sudden or prolonged increase or decrease in reported LIBOR rates. If that were to occur, the level of distribution payments during the Floating Rate Period would be affected and the value of the Series B Preference Units may be materially affected.

        Further, if a LIBOR rate is not available on a Distribution Determination Date during the Floating Rate Period, the terms of the Series B Preference Units will require alternative determination procedures which may result in distribution payments differing from expectations and could materially affect the value of the Series B Preference Units. If a published LIBOR rate is unavailable, the rate on the Series B Preference Units will be determined as set forth under "Description of Series B Preference Units—Distributions—Distribution Rate".

Tax Risks

        In addition to the following risk factors, you should read "Material U.S. Federal Income Tax Considerations" and "Non-United States Tax Considerations" for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our Series B Preference Units.

         We will be subject to taxes, which will reduce our cash available for distribution to the holders of our Series B Preference Units.

        We and our subsidiaries may be subject to tax in the jurisdictions in which we are organized or operate, reducing the amount of cash available for distribution. In computing our tax obligation in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries, further reducing the cash available for distribution. In addition, changes in our operations or ownership could result in additional tax being imposed on us or our subsidiaries in jurisdictions in which operations are conducted. Please see "Material United States Federal Income Tax Considerations" and "Non-United States Tax Considerations".

         U.S. tax authorities could treat us as a "passive foreign investment company" under certain circumstances, which would have adverse U.S. federal income tax consequences to U.S. holders of our Series B Preference Units.

        A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a "passive foreign investment company", or "PFIC", for U.S. federal income tax purposes if at least 75.0% of its gross income for any tax year consists of "passive income" or at least 50.0% of the average value of its assets produce, or are held for the production of, "passive income". For purposes of these tests, "passive income" includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income". U.S. holders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC.

        Based on our past, current and projected methods of operation, and an opinion of our U.S. counsel, Cravath, Swaine & Moore LLP, we believe that we were not a PFIC for any of our previous tax years and that we will not be a PFIC for our current tax year, and we expect that we will not be treated as a PFIC for any future tax year. We have received opinions of our U.S. counsel in support of this position that conclude that the income our subsidiaries earn from certain of our time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that more than 25.0% of our gross income for each of our previous years arose and that we expect that more than 25.0% of our gross income for our current and each future year will arise from such time-chartering activities, and more than 50.0% of the average value of our assets for each such year was or will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for any of our previous tax years or for our current tax year or any future year. This opinion is based and its accuracy is conditioned on representations, valuations and projections provided by us regarding our assets, income and charters to our U.S. counsel. While we believe these representations, valuations and projections to be accurate, the shipping market is volatile and no assurance can be given that they will continue to be accurate at any time in the future.

        Moreover, there are legal uncertainties involved in determining whether the income derived from time-chartering activities constitutes rental income or income derived from the performance of services. In Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the United States Court of Appeals for the Fifth Circuit, or the "Fifth Circuit", held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a provision of the U.S. Internal Revenue Code of 1986, as amended, or the "Code", relating to foreign sales corporations. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. In published guidance, the Internal Revenue Service, or "IRS", stated that it disagreed with the holding in Tidewater, and specified that time charters similar to those at issue in the case should be treated as service contracts. We have not sought, and we do not expect to seek, an IRS ruling on the treatment of income generated from our time-chartering activities, and the opinion of our counsel is not binding on the IRS or any court. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any tax year, we cannot assure you that the nature of our operations will not change in the future, or that we will not be a PFIC in the future. If the IRS were to find that we are or have been a PFIC for any tax year (and regardless of whether we remain a PFIC for any subsequent tax year), our U.S. holders would face adverse U.S. federal income tax consequences. See "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences" for a more detailed discussion of the U.S. federal income tax consequences to U.S. holders of our Series B Preference Units if we are treated as a PFIC.

         We may have to pay tax on U.S.-source income, which will reduce our cash flow.

        Under the Code, the U.S. source gross transportation income of a ship-owning or chartering corporation, such as ourselves, is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under a tax treaty or Section 883 of the Code and the Treasury Regulations promulgated thereunder. U.S. source gross transportation income consists of 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

        We do not expect to qualify for an exemption from such U.S. federal income tax under a tax treaty nor do we expect to qualify for the exemption under Section 883 of the Code during the 2018 tax year, unless our general partner exercises the "GasLog option" described below. Even if we do not qualify for such an exemption, we do not currently expect any resulting U.S. federal income tax liability to be material or materially reduce the earnings available for distribution to our holders. For 2016, the U.S. source gross transportation tax was $0.06 million, and for the first nine months of 2017, the gross U.S. source gross transportation tax was $0.19 million. For a more detailed discussion, see the section entitled "Material United States Federal Income Tax Considerations—U.S. Federal Income Taxation of Our Company".

         You may be subject to income tax in one or more non-U.S. jurisdictions as a result of owning our Series B Preference Units if, under the laws of any such jurisdiction, we are considered to be carrying on business there. Such laws may require you to file a tax return with, and pay taxes to, those jurisdictions.

        We intend to conduct our affairs and cause each of our subsidiaries to operate its business in a manner that minimizes income taxes imposed upon us and our subsidiaries. Furthermore, we intend to conduct our affairs and cause each of our subsidiaries to operate its business in a manner that minimizes the risk that holders may be treated as having a permanent establishment or tax presence in a jurisdiction where we or our subsidiaries conduct activities simply by virtue of their ownership of our Series B Preference Units. However, because we are organized as a partnership, there is a risk in some jurisdictions that our activities or the activities of our subsidiaries may rise to the level of a tax presence that is attributed to our holders for tax purposes. If you are attributed such a tax presence in a jurisdiction, you may be required to file a tax return with, and to pay tax in, that jurisdiction based on your allocable share of our income. In addition, we may be required to obtain information from you in the event a tax authority requires such information to submit a tax return. We may be required to reduce distributions to you on account of any tax withholding obligations imposed upon us by that jurisdiction in respect of such allocation to you. The United States may not allow a tax credit for any foreign income taxes that you directly or indirectly incur by virtue of an investment in us.

Conflicts of Interest and Fiduciary Duties

         GasLog and our general partner own a controlling interest in us and have conflicts of interest and limited fiduciary and contractual duties to us, to our common unitholders and to holders of our Series B Preference Units, which may permit them to favor their own interests to your detriment.

        GasLog currently holds a 25.9% interest (including the 2% interest through general partner units) in us, and owns and controls our general partner. Under the Partnership Agreement, our general partner has delegated to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. In addition, our general partner has the right to appoint four of seven, or a majority, of our directors. Certain of our directors and officers are directors and officers of GasLog or its affiliates, and, as such, they have fiduciary duties to GasLog or its affiliates that may cause them to pursue business strategies that disproportionately benefit GasLog or its affiliates or which otherwise are not in the best interests of us or our unitholders. Conflicts of interest may arise between GasLog and its affiliates (including our general partner), on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner and its affiliates may favor their own interests over the interests of our unitholders. These conflicts include, among others, the following situations:

  •
  neither our Partnership Agreement nor any other agreement requires our general partner or GasLog or its affiliates to pursue a business strategy that favors us or utilizes our assets, and GasLog's officers and directors have a fiduciary duty to make decisions in the best interests of the shareholders of GasLog, which may be contrary to our interests;

  •
  our Partnership Agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Where our Partnership Agreement permits, our general partner may consider only the interests and factors that it desires, and in such cases it has no fiduciary duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our unitholders. Specifically, our general partner will be considered to be acting in its individual capacity if it exercises its call right, pre-emptive rights or registration rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the election of any director, votes or refrains from voting on amendments to our Partnership Agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our Partnership Agreement) or refrains from transferring its units or general partner interest or votes upon the dissolution of the partnership. Our general partner and our directors are entitled to make other decisions in "good faith" if they reasonably believe that the decision is in our best interests;

  •
  under our Partnership Agreement, as permitted under Marshall Islands law, our general partner and our directors have limited fiduciary duties. The Partnership Agreement also restricts the remedies available to our unitholders; as a result of purchasing Series B Preference Units, unitholders are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by our general partner and our directors, all as set forth in the Partnership Agreement;

  •
  our Partnership Agreement generally provides that transactions with our affiliates and resolutions of conflicts of interest not approved by the conflicts committee of our board of directors and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us and that, in determining whether a transaction or resolution is "fair and reasonable", our board of directors may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

  •
  our Partnership Agreement provides that neither our general partner nor our officers or directors will be liable for monetary damages to us, our limited partners or assignees for any acts or omissions, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or our officers or directors or those other persons engaged in actual fraud or willful misconduct;

  •
  our general partner is entitled to reimbursement of all reasonable costs incurred by it and its affiliates for our benefit; and

  •
  our Partnership Agreement does not restrict us from paying our general partner or its affiliates for any services rendered to us on terms that are fair and reasonable or entering into additional contractual arrangements with any of these entities on our behalf.

        Even if our general partner relinquishes the power to elect one director to the common unitholders or holders of our Series A Preference Units and Series B Preference Units gain the power to elect an additional director (as described in "The Offering—Voting Rights", above), our general partner will have substantial influence on decisions made by our board of directors. For further discussion, see "Item 7. Major Unitholders and Related Party Transactions—B. Related Party Transactions" in our Annual Report on Form 20-F. In order to become a limited partner of our partnership, a holder of our Series B Preference Units is required to agree to be bound by the provisions in the Partnership Agreement, including the provisions discussed above.

FORWARD-LOOKING STATEMENTS

        All statements in this prospectus supplement that are not statements of historical fact are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that the Partnership expects, projects, believes or anticipates will or may occur in the future, particularly in relation to our operations, cash flows, financial position, liquidity and cash available for dividends or distributions, plans, strategies, business prospects and changes and trends in our business and the markets in which we operate. In some cases, predictive, future-tense or forward-looking words such as "believe", "intend", "anticipate", "estimate", "project", "forecast", "plan", "potential", "may", "should", "could" and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders, and other written materials. We caution that these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

        Factors that might cause future results and outcomes to differ include, but are not limited to, the following:

  •
  general LNG shipping market conditions and trends, including spot and long-term charter rates, ship values, factors affecting supply and demand of LNG and LNG shipping, technological advancements and opportunities for the profitable operations of LNG carriers;

  •
  fluctuations in charter hire rates and vessel values;

  •
  changes in our operating expenses, including crew wages, dry-docking and insurance costs and bunkers costs;

  •
  number of off-hire days, dry-docking requirements;

  •
  planned capital expenditures and availability of capital resources to fund capital expenses;

  •
  our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term charter commitments, including the risk that our vessels may no longer have the latest technology at such time which may impact the rate at which we can charter such vessels;

  •
  our ability to enter into time charters with new and existing customers;

  •
  continued low prices for crude oil and petroleum products and natural gas;

  •
  our ability to leverage GasLog's relationships and reputation in the shipping industry;

  •
  changes in the ownership of our charterers;

  •
  our customers' performance of their obligations under our time charters and other contracts;

  •
  our future operating performance, financial condition, liquidity and cash available for dividends and distributions;

  •
  our ability to purchase vessels from GasLog in the future;

  •
  our ability to obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, funding by GasLog of the revolving credit facility with GasLog entered into on April 3, 2017 and our ability to meet our restrictive covenants and other obligations under our credit facilities;

  •
  future, pending or recent acquisitions of ships or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

  •
  the expected cost of and our ability to comply with environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities, governmental organizations, classification societies and standards imposed by our charterers applicable to our business;

  •
  risks inherent in ship operation, including the discharge of pollutants;

  •
  GasLog's ability to retain key employees and provide services to us, and the availability of skilled labor, ship crews and management;

  •
  potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

  •
  potential liability from future litigation;

  •
  our business strategy and other plans and objectives for future operations;

  •
  any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity breach; and

  •
  other risks and uncertainties described in the Partnership's Annual Report on Form 20-F filed with the SEC on February 13, 2017, available at http://www.sec.gov.

        We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses payable by us, will be approximately $             million ($             million if the underwriter exercises its option to purchase additional units in full which includes an additional $             million from our general partner's related capital contribution).

        We plan to use the net proceeds from the sale of the preference units covered by this prospectus for general partnership purposes, which may include future acquisitions, debt repayment, capital expenditures and additions to working capital. We currently expect that this will include future acquisitions from GasLog.

        We are not obligated to purchase any of the vessels from GasLog that we have the option to purchase under the omnibus agreement and, accordingly, we may not complete the purchase of any such vessels. Furthermore, our ability to purchase any additional vessels, including under the omnibus agreement, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs of these vessels. See "Item 3. Key Information—D. Risk Factors—Risks Inherent in Our Business" of our Annual Report on Form 20-F for a discussion of the risks we face in acquiring vessels. See also "Item 7. Major Unitholders and Related Party Transactions—B. Related Party Transactions—Omnibus Agreement" of our Annual Report on Form 20-F.

 RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE UNIT DISTRIBUTIONS

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with IFRS as issued by the International Accounting Standards Board.

	Year Ended December 31,(1)					Nine months Ended September 30,
	2012	2013	2014	2015	2016	2017
	(in thousands of U.S. dollars, except ratios)
Earnings
Pre-tax (loss)/income	(1,715)	31,002	49,028	77,623	90,462	76,411
Add:
Fixed charges	—	12,389	36,206	30,974	40,848	35,473

Total Earnings available for fixed charges	(1,715)	43,391	85,234	108,597	131,310	111,884

Fixed Charges
Interest expensed	—	10,641	23,438	27,331	33,410	31,332
Amortization of capitalized expenses relating to indebtedness.	—	1,748	12,768	3,643	7,438	4,141

Total Fixed Charges before preference unit distributions	—	12,389	36,206	30,974	40,848	35,473

Preference Unit Distributions	—	—	—	—	—	4,649

Combined Fixed Charges and preference unit distributions	—	12,389	36,206	30,974	40,848	40,122

Ratio of Earnings to Fixed Charges(2)	n/m	3.50	2.35	3.51	3.21	3.15
Ratio of Earnings to Fixed Charges and Preference Unit Distributions(2)	n/m	3.50	2.35	3.51	3.21	2.79
Dollar Amount of the Coverage Deficiency	1,715	n/a	n/a	n/a	n/a	n/a

(1)
Restated so as to reflect the historical results of GAS-sixteen Ltd., GAS-seventeen Ltd., GAS-nineteen Ltd., GAS-twenty Ltd., GAS-twenty one Ltd., GAS-seven Ltd., GAS-eleven Ltd. and GAS-thirteen Ltd. from their respective dates of incorporation by GasLog. See Note 1 to the audited consolidated financial statements for the year ended December 31, 2016 on our Report on Form 6-K filed on September 29, 2017, after reflecting the retroactive restatement for the transfer of the GasLog Geneva, on July 3, 2017, from GasLog to GasLog Partners, and Note 1 to the unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2016 and 2017 on Form 6-K incorporated herein by reference.

(2)
For purposes of calculating the ratios above:

•
"earnings" is the result of adding (a) pre-tax (loss)/income from continuing operations (which includes non-cash unrealized gains and losses on derivative financial instruments) and (b) fixed charges;

•
"fixed charges" represent (i) interest incurred and (ii) amortization of capitalized expenses related to indebtedness;

•
"preference unit distributions" represent the amount of pre-tax earnings that is required to pay the cash distributions on outstanding preference units and is computed as the amount of (a) the distribution divided by (b) the result of 1 minus the effective income tax rate applicable to continuing operations. We did not have any preference units outstanding during the years from 2012 to 2016, and the ratio of earnings to combined fixed charges and preference units is equivalent to the ratio of earnings to fixed charges for these years. As of September 30, 2017, we had 5,750,000 outstanding Series A Preference Units. The Series A Preference Units were issued on May 15, 2017.

CASH AND CAPITALIZATION

        The following table shows (a) cash and cash equivalents and (b) consolidated capitalization as of September 30, 2017 on an:

  •
  actual basis;

  •
  as adjusted basis, giving effect to:

  •
  scheduled principal payments on our bank indebtedness totaling $22.23 million during the period from October 1, 2017 to January 5, 2018;

  •
  prepayment of $29.75 million under the junior tranche of the credit agreement entered into on February 18, 2016;

  •
  the acquisition of the Solaris from GasLog on October 20, 2017 for a net consideration of $70.61 million ($185.90 million acquisition price less assumed debt of $116.52 million plus working capital adjustment of $1.23 million);

  •
  the issuance of 385,520 common units for net proceeds of $8.87 million and 7,868 general partner units for $0.18 million in connection with the Equity Distribution Agreement subsequent to September 30, 2017, and through January 5, 2018;

  •
  cash distribution of $22.38 million paid on November 10, 2017 to all unitholders of record as of November 6, 2017; and

  •
  cash distribution of $3.10 million paid on December 15, 2017 to the Series A Preference unitholders of record as of December 8, 2017.

  •
  as further adjusted basis, giving effect to:

  •
  the issuance and sale of the Series B Preference Units (assuming the underwriters' option to purchase additional units is not exercised) at a public offering price of $        per unit, resulting in net proceeds of approximately $         million (after deducting estimated offering expenses of $         million).

        Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between September 30, 2017, and the date of this prospectus supplement.

        This table is derived from and should be read together with the condensed consolidated financial statements of GasLog Partners LP and the accompanying notes incorporated herein by reference. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Exhibit 99.2 of the Report on Form 6-K as furnished to the SEC on October 26, 2017 and incorporated herein by reference.

	As of September 30, 2017
	Actual	Adjusted	As Further Adjusted
	(dollars in thousands)
CASH
Cash and cash equivalents	$192,554	$53,542	$

CAPITALIZATION
Debt:
Borrowings—current portion	96,086	51,732
Borrowings—non-current portion	953,018	1,061,913

Total debt	1,049,104	1,113,645

Partners' Capital:
Common unitholders: 40,616,601 units issued and outstanding as of September 30, 2017, and 41,002,121 units as adjusted and as further adjusted	741,803	729,590
General partner: 828,911 units issued and outstanding as of September 30, 2017 and 836,779 units as adjusted and as further adjusted	11,553	11,288
Series A Preference unitholders: 5,750,000 units issued and outstanding as of September 30, 2017 and as adjusted and as further adjusted	139,298	136,198
Series B Preference unitholders: No units issued and outstanding as of September 30, 2017 and as adjusted and units issued and outstanding as further adjusted	—	—
Incentive Distribution Rights	5,904	5,061

Total Partners' Capital	898,558	882,137

Total capitalization	$1,947,662	$1,995,782	$

 DESCRIPTION OF SERIES B PREFERENCE UNITS

        The following description of the Series B Preference Units does not purport to be complete and is subject to, and qualified in its entirety by reference to the provisions of our Third Amended and Restated Agreement of Limited Partnership, or the Partnership Agreement, which is incorporated by reference into this prospectus, and sets forth the terms of the Series B Preference Units. A copy of the Partnership Agreement may be obtained from us as described under "Where You Can Find Additional Information".

General

        The Series B Preference Units offered hereby are a new series of preference units. Upon completion of this offering, there will be                 Series B Preference Units issued and outstanding (or                        Series B Preference Units issued and outstanding if the underwriters exercise in full their option to purchase additional units). We may, without notice to or consent of the holders of the then-outstanding Series B Preference Units, authorize and issue additional Series B Preference Units and Junior Securities (each as defined under "Summary—The Offering—Ranking") and, subject to the limitations described under "—Voting Rights", Senior Securities and Parity Securities (as defined under "Summary—The Offering—Ranking").

        The holders of our common units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common units are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders of any class or series of limited partner interests (including the Series B Preference Units) having preferential rights to receive distributions of our assets.

        The Series B Preference Units will entitle the holders thereof to receive cumulative cash distributions when, as and if declared by our board of directors out of legally available funds for such purpose. When issued and paid for in the manner described in this prospectus, the Series B Preference Units offered hereby will be fully paid and nonassessable. Each Series B Preference Unit will have a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared. Please read "—Liquidation Rights".

        The Series B Preference Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preference Units will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

        All the Series B Preference Units offered hereby will be represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series B Preference Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. Please read "—Book-Entry System".

        The Series B Preference Units will not be convertible into common units or other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series B Preference Units will not be subject to mandatory redemption or to any sinking fund requirements. The Series B Preference Units will be subject to redemption, in whole or in part, at our option commencing on March 15, 2023. Please read "—Redemption".

        We have appointed American Stock Transfer & Trust Company, LLC ("American Stock Transfer") as the paying agent, or Paying Agent, and the registrar and transfer agent, or the Registrar and

Transfer Agent, for the Series B Preference Units. The address of American Stock Transfer is 6201 15th Avenue, Brooklyn, NY 11219.

Ranking

        Prior to this offering, we have established one other series of preference units.

  •
  As of September 30, 2017, a total of 5,750,000 units of our Series A Preference Units were issued and outstanding.

        The Series B Preference Units will, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

  •
  senior to the Junior Securities (including our common units);

  •
  on a parity with the Parity Securities; and

  •
  junior to the Senior Securities.

        The Series B Preference Units will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series A Preference Units.

        Under the Partnership Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preference Units. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. Our board of directors will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under "—Voting Rights".

Liquidation Rights

        The holders of outstanding Series B Preference Units will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per unit in cash plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common units or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series B Preference Units and any other Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series B Preference Units and any Parity Securities ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series B Preference Units and other Parity Securities, our remaining assets and funds will be distributed among the holders of the common units and any other Junior Securities then outstanding according to their respective rights.

Voting Rights

        The Series B Preference Units will have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly distributions, whether or not consecutive, payable on the Series B Preference Units are in arrears, the holders of the Series B Preference Units will have the right, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, including holders of our Series A Preference Units, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the holders of Series B Preference Units and Parity Securities upon which like voting rights have been conferred, voting as a class, have previously elected a member of our board of directors, and such director continues then to serve on the board of directors). Distributions payable on the Series B Preference Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series B Preference Units. The right of such holders of Series B Preference Units to elect a member of our board of directors will continue until such time as all distributions accumulated and in arrears on the Series B Preference Units have been paid in full, or funds for the payment thereof have been declared and set aside, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly distributions as described above. Upon any termination of the right of the holders of the Series B Preference Units and any other Parity Securities to vote as a class for such director, the term of office of such director then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series B Preference Units and any other Parity Securities shall each be entitled to one vote on any matter before our board of directors. Upon each election of a member of the board of directors by holders of Series B Preference Units as described herein, our general partner shall have the right to appoint an additional member of the board of directors, the term of such director to begin and end on the same dates as the corresponding director elected by the holders of the Series B Preference Units and Parity Securities.

        Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preference Units, voting as a single class, we may not adopt any amendment to the Partnership Agreement that has a material adverse effect on the existing terms of the Series B Preference Units.

        In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preference Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable (including our Series A Preference Units), we may not:

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  issue any Parity Securities if the cumulative distributions payable on outstanding Series B Preference Units are in arrears; or

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  create or issue any Senior Securities.

        On any matter described above in which the holders of the Series B Preference Units are entitled to vote as a class, such holders will be entitled to one vote per unit. The Series B Preference Units held by us or any of our subsidiaries or affiliates will not be entitled to vote. As of January 9, 2018, there were 5,750,000 units of Series A Preference Units outstanding. Accordingly, after the issuance of            units of Series B Preferences Units in this offering (assuming the underwriters do not exercise their option to purchase additional units), the Series B Preference Units will represent approximately        % of the total voting power of the Series A Preferences Units and the Series B Preferences Units for purposes of any vote in which the Series A Preference Units vote together with the Series B Preference Units. Assuming that we issue        units of Series B Preference Units in this offering (assuming the underwriters exercise their option to purchase additional units in full), the Series B Preferences Units will represent approximately        % of the total voting power of the Series A Preference Units and the Series B Preference Units.

        Series B Preference Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions

General

        Holders of Series B Preference Units will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash distributions from and including        , 2018.

Distribution Rate

        Distributions on Series B Preference Units will be cumulative, commencing on        , 2018, and payable on each Distribution Payment Date, commencing March 15, 2018, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. From and including the original issue date to, but excluding, March 15, 2023, (the "Fixed Rate Period") distributions on the Series B Preference Units will accrue at a rate of        % per annum per $25.00 stated liquidation preference per unit of Series B Preference Units. From and including March 15, 2023 (the "Floating Rate Period"), the distribution rate will be a floating rate equal to the Three Month LIBOR Rate (as defined below) plus a spread of        % per annum per $25.00 stated liquidation preference per unit of Series B Preference Units.

        For each Distribution Period (as defined below) during the Floating Rate Period, the applicable distribution rate will be determined by the calculation agent as of the applicable Distribution Determination Date (as defined below). For purposes of determining the applicable distribution rate, LIBOR (the London interbank offered rate) ("Three-Month LIBOR Rate") will be determined by the calculation agent, as of the applicable Distribution Determination Date, in accordance with the following provisions:

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  the Three Month LIBOR Rate will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on "Reuters Page LIBOR01" at approximately 11:00 a.m. (London time) on the relevant Distribution Determination Date; or

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  if no such rate appears on "Reuters Page LIBOR01" or if the "Reuters Page LIBOR01" is not available at approximately 11:00 a.m. (London time) on the relevant Distribution Determination Date, then the calculation agent, after consultation with us, will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide the calculation agent with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Distribution Determination Date for the applicable Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the calculation agent's discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Distribution Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Distribution Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Distribution Determination Date for such Distribution Period by three nationally-recognized banks in New York, New York selected by the calculation agent, for loans in U.S. dollars to nationally-recognized European banks (as selected by the calculation agent), for a period of three months commencing on the first day of such Distribution Period. The rates quoted must be based on an amount that, in the calculation agent's discretion, is representative of a single transaction in U.S. dollars in that market at that time. If fewer than three New York City banks selected by the calculation agent provide quote rates in the manner described above, the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate the Three-Month LIBOR Rate or any of the foregoing lending rates, shall determine Three-Month LIBOR Rate for the applicable Distribution Period in its discretion, after consultation with us.

        Notwithstanding the above, if the calculation agent determines on the relevant Distribution Determination Date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its discretion, after consultation with us, is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its discretion, after consultation with us, may determine what business day convention to use, the definition of business day, the Distribution Determination Date and any other relevant methodology for calculating such substitute or successor base rate in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

        We will appoint a calculation agent for the Series B Preference Units prior to the commencement of the Floating Rate Period and will be entitled to remove or replace the calculation agent in our discretion. In addition, we or an affiliate of ours may assume the duties of the calculation agent.

        "Distribution Determination Date" means the London Business Day (as defined below) immediately preceding the first date of the applicable Distribution Period.

        "Distribution Period" means the quarterly period from, and including, a Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which will be the period from, and including, the original issue date of the Series B Preference Units to, but excluding, March 15, 2018.

        "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

        "Reuters Page LIBOR01" means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Distribution Payment Dates

        The "Distribution Payment Dates" for the Series B Preference Units will be each March 15, June 15, September 15 and December 15, commencing March 15, 2018. Distributions will accumulate in each distribution period from and including the preceding Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Distribution Payment Date for such distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date during the Fixed Rate Period otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. If any Distribution Payment Date during the Floating Rate Period otherwise would fall on a day that is not a Business Day, then the Distribution Payment Date will be the next day that is a Business Day. Distributions payable on the Series B Preference Units for any Distribution Period during the Fixed Rate Period will be calculated based on a 360-day year consisting of twelve 30-day months. Distributions payable on the Series B

Preference Units for any Distribution Period during the Floating Rate Period will be calculated based on a 360-day year and the number of days actually elapsed during such Distribution Period.

        "Business Day" means a day on which the NYSE is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Payment of Distributions

        Not later than the close of business, New York City time, on each Distribution Payment Date, we will pay those distributions, if any, on the Series B Preference Units that have been declared by our board of directors to the holders of such units as such holders' names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date, the Record Date, will be the fifth Business Day immediately preceding the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the Record Date with respect to a Distribution Payment Date will be such date as may be designated by our board of directors in accordance with the Partnership Agreement.

        So long as the Series B Preference Units are held of record by the nominee of the Securities Depository, declared distributions will be paid to the Securities Depository in same-day funds on each Distribution Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository's normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preference Units in accordance with the instructions of such beneficial owners.

        No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Preference Units and any Parity Securities through the most recent respective Distribution Payment Dates. Accumulated distributions in arrears for any past Distribution Period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Distribution Payment Date, to holders of the Series B Preference Units on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series B Preference Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective Distribution Payment Dates, commencing with the earliest. If less than all distributions payable with respect to all Series B Preference Units and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preference Units and any Parity Securities (including the Series A Preference Units) entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time. Holders of the Series B Preference Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under "—Distributions—Distribution Rate", no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series B Preference Units.

Redemption

        The Series B Preference Units will represent perpetual equity interests in us. We will have no obligation to redeem or repurchase any Series B Preference Units.

Optional Redemption

        Commencing on March 15, 2023, we may redeem, at our option, in whole or in part, the Series B Preference Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.

Redemption Procedures

        We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any units to be redeemed as such holders' names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series B Preference Units to be redeemed and, if less than all outstanding Series B Preference Units are to be redeemed, the number (and the identification) of units to be redeemed from such holder, (3) the redemption price, (4) the place where the Series B Preference Units are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.

        If fewer than all of the outstanding Series B Preference Units are to be redeemed, the number of units to be redeemed will be determined by us, and such units will be redeemed by such method of selection as the Securities Depository shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series B Preference Units are held of record by the nominee of the Securities Depository, we will give notice, or cause notice to be given, to the Securities Depository of the number of Series B Preference Units to be redeemed, and the Securities Depository will determine the number of Series B Preference Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series B Preference Units for its own account). A participant may determine to redeem Series B Preference Units from some beneficial owners (including the participant itself) without redeeming Series B Preference Units from the accounts of other beneficial owners.

        So long as the Series B Preference Units are held of record by the nominee of the Securities Depository, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository's normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

        If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preference Units as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such units is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such units as our unitholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions through (but not including) the date fixed for redemption, whether or not declared.

        We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the units to be redeemed), and the holders of any units so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series B Preference Units, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series B Preference Units entitled to such redemption or other payment shall have recourse only to us.

        If only a portion of the Series B Preference Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preference Units represented by the surrendered certificate that have not been called for redemption.

        Notwithstanding any notice of redemption, there will be no redemption of any Series B Preference Units called for redemption until funds sufficient to pay the full redemption price of such units, including all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

        We and our affiliates may from time to time purchase the Series B Preference Units, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series B Preference Units.

        Notwithstanding the foregoing, in the event that full cumulative distributions on the Series B Preference Units and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preference Units or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preference Units and any Parity Securities. Common units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions on the Series B Preference Units and any Parity Securities for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

        The Series B Preference Units will not have the benefit of any sinking fund.

No Fiduciary Duty

        We, our officers and directors and our general partner, will not owe any fiduciary duties to holders of the Series B Preference Units other than an implied contractual duty of good faith and fair dealing pursuant to the Partnership Agreement.

Book-Entry System

        All Series B Preference Units offered hereby will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depository selected by us), or the Securities Depository, and registered in the name of its nominee (initially, Cede & Co.). The Series B Preference Units offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series B Preference Units offered hereby will be entitled to receive a certificate evidencing such units unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depository within 60 calendar days thereafter. Payments and communications made by us to holders of the Series B Preference Units will be duly made by making payments to, and communicating with, the Securities Depository. Accordingly, unless certificates are available to holders of the Series B Preference Units, each purchaser of Series B Preference Units must rely on (1) the procedures of the Securities Depository and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series B Preference Units and (2) the records of the Securities Depository and its participants to evidence its ownership of such Series B Preference Units.

        So long as the Securities Depository (or its nominee) is the sole holder of the Series B Preference Units, no beneficial holder of the Series B Preference Units will be deemed to be a unitholder of us. The Depository Trust Company, the initial Securities Depository, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depository maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series B Preference Units, whether as a holder of the Series B Preference Units for its own account or as a nominee for another holder of the Series B Preference Units.

SUMMARY OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the Partnership Agreement, which is qualified in its entirety by the terms and conditions of the Partnership Agreement, which is incorporated herein by reference. We will provide prospective investors with a copy of the Partnership Agreement upon written request at no charge.

Organization and Duration

        We were organized on January 23, 2014 and have perpetual existence.

Purpose

        Our purpose under the Partnership Agreement is to engage in any business activities that may lawfully be engaged in by a limited partnership pursuant to the Marshall Islands Act.

        Although our board of directors has the ability to cause us or our subsidiaries to engage in activities other than the provision of marine transportation services, it has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner has delegated to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis.

Cash Distributions

        Our Partnership Agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership interests, including to the holders of Series A Preference Units and Series B Preference Units, our incentive distribution rights, as well as to our general partner in respect of its general partner interest. Please see "Our Cash Distribution Policy and Restrictions on Distributions" on page 36 of the Prospectus for further information.

Capital Contributions

        No holder of common units, Series A Preference Units or Series B Preference Units is obligated to make additional capital contributions, except as described below under "—Limited Liability".

Voting Rights

        Holders of the Series B Preference Units generally have no voting rights. However, the consent of the holders of at least two-thirds of the outstanding Series B Preference Units, voting as a single class, is required prior to any amendment to the Partnership Agreement that would have a material adverse effect on the existing terms of the Series B Preference Units. In addition, unless we receive the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preference Units, voting as a class together with holders of any other Parity Securities (including the Series A Preference Units), we may not (i) issue any Parity Securities if the cumulative distributions on Series B Preference Units are in arrears or (ii) create or issue any Senior Securities. Distributions payable on the Series B Preference Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series B Preference Units. In addition, in certain limited instances, the holders of Series B Preference Units will be entitled to elect one director to our board of directors. Please read "Description of Series B Preference Units—Voting Rights".

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "Unit Majority" require the approval of a majority of the common units voting as a single class. In voting their common units our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

        Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to claim an exemption from U.S. federal income tax under Section 883 of the Code, if at any time any person or group owns beneficially more than 4.9% of any class or series of units then outstanding, any units beneficially owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes under our Partnership Agreement, unless otherwise required by law. Effectively, this means that the voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors. This loss of voting rights does not apply to the Series A Preference Units or Series B Preference Units.

        We hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Our general partner has appointed four of our seven directors and the common unitholders elected the remaining three directors. Four of our directors meet the independence standards of the NYSE, and three of the four also qualify as independent of GasLog under our Partnership Agreement, so as to be eligible for membership on our conflicts committee. If our general partner exercises its right to transfer the power to elect a majority of our directors to the common unitholders, an additional director will thereafter be elected by our common unitholders. Our general partner may exercise this right in order to permit us to claim, or continue to claim, an exemption from U.S. federal income tax under Section 883 of the Code.

Action	Unitholder Approval Required and Voting Rights
Issuance of additional common units or other limited partner interests	No approval rights; general partner approval required for all issuances not reasonably expected to be accretive within twelve months of issuance or which would otherwise have a material adverse impact on the general partner or its interest in our partnership.
Amendment of the Partnership Agreement
Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a Unit Majority. See "—Amendment of the Partnership Agreement".
Merger of our partnership or the sale of all or substantially all of our assets	Unit Majority and approval of our general partner and our board of directors. See "—Merger, Sale, Conversion or Other Disposition of Assets".
Dissolution of our partnership	Unit Majority and approval of our general partner and our board of directors. See "—Termination and Dissolution".
Reconstitution of our partnership upon dissolution	Unit Majority. See "—Termination and Dissolution".

Action	Unitholder Approval Required and Voting Rights
Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2024 in a manner that would cause a dissolution of our partnership. See "—Withdrawal or Removal of our General Partner".
Removal of our general partner
Not less than 66 2/3% of the outstanding common units, including common units held by our general partner and its affiliates, voting together as a single class. See "—Withdrawal or Removal of our General Partner".
Transfer of our general partner interest in us
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our common unitholders or other limited partners to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2024. See "—Transfer of General Partner Interest".
Transfer of incentive distribution rights
Except for transfers to an affiliate or another person as part of a merger or consolidation with or into, or sale of all or substantially all of the assets to, such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to March 31, 2019. See "—Transfer of Incentive Distribution Rights".
Transfer of ownership interests in our general partner	No approval required at any time. See "—Transfer of Ownership Interests in General Partner".

Applicable Law; Forum, Venue and Jurisdiction

        Our Partnership Agreement is governed by Marshall Islands law. Our Partnership Agreement requires that any claims, suits, actions or proceedings:

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  arising out of or relating in any way to the Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the Partnership Agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

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  brought in a derivative manner on our behalf;

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  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

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  asserting a claim arising pursuant to any provision of the Marshall Islands Act; and

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  asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, regardless of whether such claims, suits, actions or proceedings arise under laws relating to contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, in connection with any such claims, suits, actions or proceedings; however, a court could rule that such provisions are inapplicable or unenforceable. Any person or entity purchasing or otherwise acquiring any interest in our units shall be deemed to have notice of and to have consented to the provisions described above. This forum selection provision may limit our unitholders' ability to obtain a judicial forum that they find favorable for disputes with us or our directors, officers or other employees or unitholders.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Marshall Islands Act and that he otherwise acts in conformity with the provisions of our Partnership Agreement, his liability under the Marshall Islands Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner;

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  to elect three (or, following the general partner's exercise of its right to transfer the power to elect a majority of our directors to the common unitholders, four) of our seven directors;

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  to approve some amendments to our Partnership Agreement; or

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  to take other action under our Partnership Agreement;

constituted "participation in the control" of our business for the purposes of the Marshall Islands Act, then the limited partners could be held personally liable for our obligations under the laws of the Marshall Islands, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our Partnership Agreement nor the Marshall Islands Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Marshall Islands case law.

        Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Marshall

Islands Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Marshall Islands Act, a purchaser of units who becomes a limited partner of a limited partnership is liable for the obligations of the transferor to make contributions to the partnership, except that the transferee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the Partnership Agreement.

        Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, which may include qualifying to do business in those jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in an operating subsidiary or otherwise, it was determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the Partnership Agreement or to take other action under the Partnership Agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

        The Partnership Agreement authorizes us to issue an unlimited amount of additional partnership interests and rights to buy partnership interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders, other than certain limited approval rights of the holders of the Series A and Series B Preference Units described under "Description of Series B Preference Units—Voting Rights". However, our general partner will be required to approve all issuances of additional partnership interests that are not reasonably expected to be accretive within twelve months of issuance or which would otherwise have a material adverse impact on the general partner or its interest in us.

        We intend to fund acquisitions through borrowings and the issuance of additional common units or other equity securities and the issuance of debt securities. Holders of any additional Series B Preference Units we issue will be entitled to share equally with the then-existing holders of Series B Preference Units in our distributions, holders of any additional Series A Preference Units we issue will be entitled to share equally with the then-existing holders of Series A Preference Units in our distributions and holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions. Additionally, we may issue other equity securities that may dilute the value of the interests of the then-existing holders of common units, Series A Preference Units or Series B Preference Units in our net assets and such securities may have priority over common units, Series A Preference Units or Series B Preference Units for receipt of distributions.

        In accordance with Marshall Islands law and the provisions of our Partnership Agreement, we may also issue additional partnership interests that, as determined by our board of directors, have special voting or other rights to which the common units, the Series A Preference Units and the Series B Preference Units are not entitled.

        Upon issuance of additional partnership interests (including our common units, but excluding common units in connection with a reset of the incentive distribution target levels or the issuance of partnership interests upon conversion of outstanding partnership interests), our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's interest in us will thus be reduced if we issue additional partnership interests in the future and our general partner does not elect to maintain its 2.0% general partner interest in us. Our general partner's 2.0% general partner interest in us does not entitle it to receive any portion of the distributions made in respect of the issuance of the Series B Preference Units. Our general partner and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, Series A Preference Units, Series B Preference Units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including its interest represented by common units, that existed immediately prior to each issuance. Other holders of common units will not have similar pre-emptive rights to acquire additional common units or other partnership interests.

Tax Status

        The Partnership Agreement provides that the partnership will elect to be treated as a corporation for U.S. federal income tax purposes.

Amendment of the Partnership Agreement

General

        Amendments to our Partnership Agreement may be proposed only by or with the consent of our board of directors. However, our board of directors will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, approval of our board of directors is required, as well as written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. In addition, holders of Series A Preference Units and Series B Preference Units must approve certain amendments as described under "Description of Series B Preference Units—Voting Rights". Except as we describe below, an amendment must be approved by a Unit Majority.

Prohibited Amendments

        No amendment may be made that would:

  (1)
  increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  (2)
  increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of the general partner, which may be given or withheld at its option;

  (3)
  change the term of our partnership;

  (4)
  provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner and our board of directors that is approved by the holders of a Unit Majority; or

  (5)
  give any person the right to dissolve our partnership other than the right of our general partner and our board of directors to dissolve our partnership with the approval of the holders of a Unit Majority.

        The provision of our Partnership Agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

        Our board of directors may generally make amendments to our Partnership Agreement without the approval of any limited partner to reflect:

  (1)
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our Partnership Agreement;

  (3)
  a change that our board of directors determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the Marshall Islands Act;

  (4)
  an amendment that is necessary, upon the advice of our counsel, to prevent us or our officers or directors or our general partner or their or its agents or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974 whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional partnership interests or rights to acquire partnership interests, including any amendment that our board of directors determines is necessary or appropriate in connection with:

  •
  the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our incentive distribution rights;

  •
  the implementation of the provisions relating to GasLog's right to reset the incentive distribution rights in exchange for common units;

  •
  any modification of the incentive distribution rights made in connection with the issuance of additional partnership interests or rights to acquire partnership interests, provided that, any such modifications and related issuance of partnership interests have received approval by a majority of the members of the conflicts committee of our board of directors; or

  •
  any amendment expressly permitted in the Partnership Agreement to be made by our board of directors acting alone;

  (6)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Partnership Agreement;

  (7)
  any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the Partnership Agreement;

  (8)
  a change in our fiscal year or taxable year and related changes;

  (9)
  certain mergers or conveyances as set forth in our Partnership Agreement;

  (10)
  an amendment to cure any ambiguity, defect or inconsistency; or

  (11)
  any other amendments substantially similar to any of the matters described in (1) through (10) above.

        In addition, our board of directors may make amendments to the Partnership Agreement without the approval of any limited partner or our general partner (subject to the limited approval rights of the holders of the Series B Preference Units and the holders of other Parity Securities) if our board of directors determines that those amendments:

  (1)
  do not adversely affect the rights of our limited partners (or any particular class of limited partners) or our general partner in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority or statute;

  (3)
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of the Partnership Agreement; or

  (5)
  are required to effect the intent expressed in this prospectus or the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement.

Opinion of Counsel and Limited Partner Approval

        Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—Amendment of the Partnership Agreement—No Unitholder Approval" should occur. No other amendments to our Partnership Agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class or series of outstanding of limited partner interests (other than Series A Preference Units or Series B Preference Units) in relation to other classes or series of limited partner interests will require the approval of at least a majority of the type or class or series of units so affected; provided, however, that any amendment that would have a material adverse effect on the existing terms of the Series A Preference Units or Series B Preference Units will require the approval of at least two-thirds of the outstanding Series A Preference Units or Series B Preference Units, as applicable. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale, Conversion or Other Disposition of Assets

        A merger or consolidation of us requires the approval of our board of directors and the prior consent of our general partner and a Unity Majority. However, to the fullest extent permitted by law, our board of directors and our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, our Partnership Agreement generally prohibits our board of directors, without the prior approval of our general partner and the holders of units representing a Unit Majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries taken as a whole. Our board of directors may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the prior approval of the holders of units representing a Unit Majority. Our general partner and our board of directors may also determine to sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of the holders of units representing a Unit Majority.

        If conditions specified in our Partnership Agreement are satisfied, our board of directors, with the consent of our general partner, may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under our Partnership Agreement or applicable law in the event of a conversion, merger or consolidation, sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated or converted under our Partnership Agreement. We will dissolve upon:

  (1)
  the election of our general partner and our board of directors to dissolve us, if approved by the holders of units representing a Unit Majority;

  (2)
  at any time there are no limited partners, unless we continue without dissolution in accordance with the Marshall Islands Act;

  (3)
  the entry of a decree of judicial dissolution of us; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4), the holders of a Unit Majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the Partnership Agreement by appointing as general partner an entity approved by the holders of units representing a Unit Majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our board of directors that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as provided in the Partnership Agreement. The liquidation rights of holders of Series B Preference Units and Parity Securities (including the Series A Preference Units) are described under "Description of Series B Preference Units—Liquidation Rights". The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

Withdrawal or Removal of our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2024 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after March 31, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the above, our general partner may withdraw without unitholder approval upon 90 days' written notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the Partnership Agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. See "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights".

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a Unit Majority agree in writing to continue our business and to appoint a successor general partner. See "—Termination and Dissolution".

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common units, including units held by our general partner and its affiliates, voting together as a single class, and we receive an opinion of counsel regarding limited liability. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates or the control of our board of directors by our general partner and its affiliates would provide the practical ability to prevent our general partner's removal. Any removal of our general partner is also subject to the successor general partner being approved by the vote of the holders of a majority of the outstanding common units.

        Our Partnership Agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and the holder of the incentive distribution rights will have the right to convert such incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interest owned by the departing general partner for a cash payment equal to the fair market value of that interest. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and the incentive distribution rights of any holder thereof will automatically convert into common units equal to the fair market value of those interests as determined by an independent investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for the transfer by our general partner of all, but not less than all, of its general partner interest in us to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to March 31, 2024, without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the Partnership Agreement and furnish an opinion of counsel regarding limited liability.

        Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in General Partner

        At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        GasLog or its affiliates, or a subsequent holder, may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, or sale of all or substantially all of its assets to that entity, without the prior approval of the unitholders. Prior to March 31, 2019, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by GasLog and its affiliates. On or after March 31, 2019, the incentive distribution rights will be freely transferable.

Transfer of Common Units, Series A Preference Units and Series B Preference Units

        By transfer of common units, Series A Preference Units or Series B Preference Units in accordance with the Partnership Agreement, each transferee of common units, Series A Preference Units or Series B Preference Units automatically is admitted as a limited partner with respect to the common units, Series A Preference Units or Series B Preference Units transferred when such transfer and admission is reflected in our books and records. We will cause any transfers to be recorded on our books and records no less frequently than quarterly. Each transferee automatically is deemed to:

  •
  represent that the transferee has the capacity, power and authority to become bound by the Partnership Agreement;

  •
  agree to be bound by the terms and conditions of, and to have executed, the Partnership Agreement;

  •
  grants power of attorney to officers of our general partner and any liquidator of us as specified in the Partnership Agreement; and

  •
  give the consents and approvals contained in the Partnership Agreement.

        We are entitled to treat the nominee holder of a common unit, Series A Preference Unit or a Series B Preference Unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units, Series A Preference Units and Series B Preference Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred units.

        Until a common unit, Series A Preference Unit or a Series B Preference Unit has been transferred on our books, we and our transfer agent may treat the record holder of the unit as the absolute owner of such unit for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

        The Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove GasLog Partners GP LLC as our general partner or otherwise change management. If any person or group acquires beneficial ownership of more than 4.9% of any class or series of units then outstanding, that person or group loses voting rights on all of its units in excess of 4.9% of all such units. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors. This loss of voting rights does not apply to the Series A Preference Units or Series B Preference Units.

        The Partnership Agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for that interest.

Limited Call Right

        If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership interests of any class or series, except for the Series A Preference Units and Series B Preference Units, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership interests of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least ten but not more than 60 days' written notice at a price equal to the greater of (x) the average of the daily closing prices of the partnership interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership interests of such class during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the partnership interests to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

        As a result of the general partner's right to purchase outstanding partnership interests, a holder of partnership interests may have the holder's partnership interests (except for the Series A Preference Units and Series B Preference Units) purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of units in the market. See "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Sale, Exchange or Other Disposition of Common Units" and "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Disposition of Units".

Board of Directors

        Under our Partnership Agreement, our general partner has delegated to our board of directors the authority to oversee and direct our operations, policies and management on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. Immediately following this offering our board of directors will be comprised of seven persons. Our general partner has appointed four of our seven directors and the common unitholders elected the remaining three directors. Four of our directors meet the independence standards of the NYSE, and three of the four also qualify as independent of GasLog under our Partnership Agreement, so as to be eligible for membership on our conflicts committee. If our general partner exercises its right to transfer the power to elect a majority of our directors to the common unitholders, an additional director will thereafter be elected by our common unitholders.

        Under certain limited circumstances, holders of our Series A Preference Units and Series B Preference Units (voting together as a class with any other Parity Securities) may elect one additional director to serve on our board of directors, at which point our general partner would similarly be entitled, at its election, to appoint one additional director to serve for only as long a period of time as the director elected by the holders of Series A Preference Units and Series B Preference Units and any other Parity Securities.

        Our board of directors nominates individuals to stand for election as elected board members on a staggered basis at an annual meeting of our limited partners. In addition, any limited partner or group of limited partners that holds beneficially 10% or more of the outstanding common units is entitled to nominate one or more individuals to stand for election as elected board members at the annual meeting by providing written notice to our board of directors not more than 120 days nor less than 90 days prior to the meeting. However, if the date of the annual meeting is not publicly announced by us at least 100 days prior to the date of the meeting, the notice must be delivered to our board of directors not later than ten days following the public announcement of the meeting date. The notice must set forth:

  •
  the name and address of the limited partner or limited partners making the nomination or nominations;

  •
  the number of common units beneficially owned by the limited partner or limited partners;

  •
  the information regarding the nominee(s) proposed by the limited partner or limited partners as would be required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the SEC;

  •
  the written consent of the nominee(s) to serve as a member of our board of directors if so elected; and

  •
  a certification that the nominee(s) qualify as elected board members.

        Our general partner may remove an appointed board member with or without cause at any time. "Cause" generally means a court's finding a person liable for actual fraud or willful misconduct in his or its capacity as a director. Any and all of the board members may be removed at any time for cause by the affirmative vote of a majority of the other board members. Any and all of the board members appointed by our general partner may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding units, voting as a single class. If any appointed board member is removed, resigns or is otherwise unable to serve as a board member, our general partner may fill the vacancy. Any and all of the board members elected by the common unitholders may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding common units. If any elected board member is removed, resigns or is otherwise unable to serve as a board member, the vacancy may be filled by a majority of the other elected board members then serving.

Meetings; Voting

        Unlike the holders of common stock in a corporation, the holders of our common units have only limited voting rights on matters affecting our business. On those matters that are submitted to a vote of common unitholders, each record holder of a common unit may vote according to the holder's percentage interest in us of all holder entitled to vote on such matter, although additional limited partners interests having special voting rights could be issued.

        Holders of the Series B Preference Units generally have no voting rights. However, holders of Series B Preference Units have limited voting rights as described under "Description of Series B Preference Units—Voting Rights".

        Except as described below regarding a person or group owning more than 4.9% of any class or series of limited partner interests then outstanding, limited partners who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        We hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Any action that is required or permitted to be taken by our limited partners, or any applicable class thereof, may be taken either at a meeting of the applicable limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of limited partner interests necessary to authorize or take that action at a meeting. Meetings of our limited partners may be called by our board of directors or by limited partners owning at least 20% of the outstanding limited partner interests of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of 33 1/3% of the outstanding limited partner interests of the class, classes or series for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of the limited partner interests, in which case the quorum will be the greater percentage.

        Each record holder of a unit may vote according to the holder's percentage interest in us, although additional limited partner interests having special voting rights could be issued. See "—Issuance of Additional Interests". However, if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, except for Series A Preference Units and Series B Preference Units, any such limited partner interests owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes under our Partnership Agreement, unless otherwise required by law. Effectively, this means that the voting rights of any such limited partners in excess of 4.9% will be redistributed pro rata among the other limited partners of such class or series holding less than 4.9% of the voting power of all classes of limited partner interests entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors. This limitation will help our ability to claim an exemption from U.S. federal income tax under Section 883 of the Code in the event our general partner, by virtue of its general partner interest, transfers the power to elect a majority of our directors to the common unitholders. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units, Series A Preference Units or Series B Preference Units under the Partnership Agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability", the common units, Series A Preference Units and Series B Preference Units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units, Series A Preference Units or Series B Preference Units in accordance with our Partnership Agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in our books and records.

Indemnification

        Under the Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  (1)
  our general partner;

  (2)
  any departing general partner;

  (3)
  any person who is or was an affiliate of our general partner or any departing general partner;

  (4)
  any person who is or was an officer, director, member, fiduciary or trustee of any entity described in (1), (2) or (3) above;

  (5)
  any person who is or was serving as a director, officer, member, fiduciary or trustee of another person at the request of our board of directors, our general partner or any departing general partner;

  (6)
  our officers;

  (7)
  any person designated by our board of directors; and

  (8)
  the members of our board of directors.

        Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the Partnership Agreement.

Reimbursement of Expenses

        Our Partnership Agreement requires us to reimburse the members of our board of directors for their out-of-pocket costs and expenses incurred in the course of their service to us. Our Partnership Agreement also requires us to reimburse our general partner for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to us or our general partner by our board of directors.

Books and Reports

        Our general partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

Right to Inspect Our Books and Records

        The Partnership Agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at the limited partner's own expense, have furnished to the limited partner:

  (1)
  a current list of the name and last known address of each partner;

  (2)
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  (3)
  copies of the Partnership Agreement, the certificate of limited partnership of the partnership and related amendments;

  (4)
  information regarding the status of our business and financial position; and

  (5)
  any other information regarding our affairs as is just and reasonable.

        Our board of directors may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our board of directors believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under the Partnership Agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of GasLog Partners GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. In connection with these registration rights, we will not be required to pay any damages or penalties related to any delay or failure to file a registration statement or to cause a registration statement to become effective. See "Units Eligible for Future Sale".

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective holders and, unless otherwise noted in the following discussion, is the opinion of Cravath, Swaine & Moore LLP, our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

        This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended, or the "Code," the Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "we", "our" or "us" are references to GasLog Partners LP.

        The following discussion applies only to beneficial owners of Series B Preference Units that own the Series B Preference Units as "capital assets" within the meaning of Section 1221 of the Code (i.e., generally, for investment purposes) and is not intended to be applicable to all categories of investors, such as holders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, retirement plans or individual retirement accounts or former citizens or long-term residents of the United States), persons who will hold the units as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, persons subject to special tax accounting rules as a result of any item of gross income with respect to our Series B Preference Units being taken into account in an applicable financial statement or persons that have a functional currency other than the U.S. dollar, each of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our Series B Preference Units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our Series B Preference Units, you are encouraged to consult your own tax advisor regarding the tax consequences to you of the partnership's ownership of our Series B Preference Units.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective holders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court. This discussion does not contain information regarding any U.S. state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of Series B Preference Units. This discussion does not comment on all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances, and each prospective holder is encouraged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of Series B Preference Units.

Election to be Treated as a Corporation

        We have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, except as provided below, we will be subject to U.S. federal income tax on our income to the extent such income is from U.S. sources or is otherwise effectively connected with the conduct of a trade or business in the United States. In addition, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of Our Company

U.S. Taxation of Our Subsidiaries

        Our subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes. As a result, for purposes of the discussion below, our subsidiaries are treated as branches rather than as separate corporations.

U.S. Taxation of Shipping Income

        We expect that substantially all of our gross income will be attributable to income derived from the transportation of LNG pursuant to the operation of our LNG carriers. Gross income attributable to transportation exclusively between non-U.S. ports is considered to be 100% derived from sources outside the United States and generally not subject to any U.S. federal income tax. Gross income attributable to transportation that both begins and ends in the United States, or "U.S. Source Domestic Transportation Income", is considered to be 100% derived from sources within the United States and generally will be subject to U.S. federal income tax. Although there can be no assurance, we do not expect to engage in transportation that gives rise to U.S. Source Domestic Transportation Income.

        Gross income attributable to transportation, including shipping income, that either begins or ends, but that does not both begin and end, in the United States is considered to be 50% derived from sources within the United States (such 50% being "U.S. Source International Transportation Income"). Subject to the discussion of "effectively connected" income below, Section 887 of the Code imposes on us a 4% U.S. income tax in respect of our U.S. Source International Transportation Income (without the allowance for deductions) unless we are exempt from U.S. federal income tax on such income under a tax treaty or the rules contained in Section 883 of the Code. The other 50% of the income described in the first sentence of this paragraph would not be subject to U.S. income tax.

        For this purpose, "shipping income" means income that is derived from:

  (i)
  the use of ships;

  (ii)
  the hiring or leasing of ships for use on a time, operating or bareboat charter basis;

  (iii)
  the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture we directly or indirectly own or participate in that generates such income; or

  (iv)
  the performance of services directly related to those uses.

        We do not expect to qualify for an exemption from such U.S. federal income tax under a tax treaty nor do we expect to qualify for the exemption under Section 883 of the Code during the 2018 tax year, unless our general partner exercises the "GasLog option".

        Our general partner, which is a wholly owned subsidiary of GasLog, by virtue of its general partner interest, has an option (the "GasLog option"), exercisable at its discretion, to cause our common unitholders to permanently have the right to elect a majority of our directors. If that option were exercised, we might qualify for an exemption from U.S. federal income tax on U.S. Source International Transportation Income under Section 883 of the Code. There is no assurance, however, that GasLog will exercise the GasLog option, which is necessary for us to qualify for such exemption, nor can we assure you that GasLog's exercise of the GasLog option would be sufficient for us to qualify for the exemption for our current or any future tax year.

        For any tax year in which we are not entitled to the exemption under Section 883, we would be subject to the 4% U.S. federal income tax under Section 887 on our U.S. Source International Transportation Income (subject to the discussion of "effectively connected income" below) for those years. For 2016, our U.S. source gross transportation tax was $0.06 million and for the first nine months of 2017, the gross U.S. source gross transportation tax was $0.19 million.

        In addition, our U.S. Source International Transportation Income that is considered to be "effectively connected" with the conduct of a U.S. trade or business is subject to the 21% U.S. corporate income tax rate (net of applicable deductions). In addition, we may be subject to the 30% U.S. "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

        Our U.S. Source International Transportation Income would be considered effectively connected with the conduct of a U.S. trade or business only if:

  (i)
  we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source gross transportation income; and

  (ii)
  substantially all of our U.S. source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a ship that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        We believe that we will not meet these conditions because we will not have, or permit circumstances that would result in having, such a fixed place of business in the United States or any ship sailing to or from the United States on a regularly scheduled basis.

Taxation of Gain on Sale of Shipping Assets

        Regardless of whether we qualify for the exemption under Section 883 of the Code, we will not be subject to U.S. income taxation with respect to gain realized on a sale of a ship, provided the sale is considered to occur outside of the United States (as determined under U.S. tax principles). In general, a sale of a ship will be considered to occur outside of the United States for this purpose if title to the ship (and risk of loss with respect to the ship) passes to the buyer outside of the United States. We expect that any sale of a ship will be so structured that it will be considered to occur outside of the United States.

U.S. Federal Income Taxation of U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of our Series B Preference Units that owns (actually or constructively) less than 10.0% of our equity and that is:

  •
  an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

  •
  a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

        Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to our Series B Preference Units generally will constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in its Series B Preference Units and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim dividends received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our Series B Preference Units generally will be treated as foreign source "passive category income" for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

        Dividends received with respect to our Series B Preference Units by a U.S. Holder that is an individual, trust or estate, or a "U.S. Individual Holder", generally will be treated as "qualified dividend income", which is taxable to such U.S. Individual Holder at preferential tax rates provided that: (i) our Series B Preference Units are readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which we expect our Series B Preference Units to be traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under "—PFIC Status and Significant Tax Consequences"); (iii) the U.S. Individual Holder has owned the Series B Preference Units for more than 60 days during the 121-day period beginning 60 days before the date on which the Series B Preference Units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such Series B Preference Units); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our Series B Preference Units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our Series B Preference Units that are not eligible for these preferential rates will be taxed at ordinary income rates to a U.S. Individual Holder.

        Special rules may apply to any amounts received in respect of our Series B Preference Units that are treated as "extraordinary dividends". In general, an extraordinary dividend is a dividend with respect to a Series B Preference Unit that is equal to or in excess of 5.0% of a holder's adjusted tax basis (or fair market value upon the holder's election) in such Series B Preference Unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a holder's adjusted tax basis (or fair market value). If we pay an "extraordinary dividend" on our Series B Preference Units that is treated as "qualified dividend income", then any loss recognized by a U.S. Individual Holder from the sale or exchange of such Series B Preference Units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Series B Preference Units

        Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's adjusted tax basis in such units. The U.S. Holder's initial tax basis in its units generally will be the U.S. Holder's purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under "—Distributions"). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder's ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income

        Certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (i) "net investment income" or (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals the taxpayer's gross investment income reduced by deductions that are allocable to such income. Holders are encouraged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our Series B Preference Units.

PFIC Status and Significant Tax Consequences

        Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our units, either:

  •
  at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

  •
  at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

        Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute "passive income" unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

        Based on our past, current and projected methods of operation, and an opinion of counsel, we do not believe that we were, are or will be a PFIC for any of previous taxable years or for our current or any future taxable year. We have received opinions of our U.S. counsel, Cravath, Swaine & Moore LLP, in support of this position that conclude that the income our subsidiaries earn from certain of our time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that more than 25.0% of our gross income for each of our previous taxable years arose and that we expect that more than 25.0% of our gross income for our current and each future taxable year will arise from such time-chartering activities, and more than 50.0% of the average value of our assets for each such year was or will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these representations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC any of our previous taxable years or for our current or any future taxable year.

        Our counsel has indicated to us that the conclusions described above are not free from doubt. While there is legal authority supporting our conclusions, including IRS pronouncements concerning the characterization of income derived from time charters as services income, the United States Court of Appeals for the Fifth Circuit (or the Fifth Circuit) held in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009) that income derived from certain marine time charter agreements should be treated as rental income rather than services income for purposes of a "foreign sales corporation" provision of the Code. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. The IRS has announced its nonacquiescence with the court's holding in the Tidewater case and, at the same time, announced the position of the IRS that the marine time charter agreements at issue in that case should be treated as service contracts.

        Distinguishing between arrangements treated as generating rental income and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our time-chartering operations, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure holders that the nature of our operations will not change in the future and that we will not become a PFIC in any future taxable year.

        As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund", which we refer to as a "QEF election". As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our Series B Preference Units, as discussed below. In addition, if a U.S. Holder owns our Series B Preference Units during any taxable year that we are a PFIC, such units owned by such holder will be treated as PFIC units even if we are not a PFIC in a subsequent year and, if the total value of all PFIC stock that such holder directly or indirectly owns exceeds certain thresholds, such holder must file an annual report with the IRS.

        The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders Making a Timely QEF Election

        If we were to be treated as a PFIC for any taxable year, and a U.S. Holder makes a timely QEF election, such holder hereinafter an "Electing Holder", then, for U.S. federal income tax purposes, that holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder's adjusted tax basis in the Series B Preference Units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder's adjusted tax basis in Series B Preference Units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our Series B Preference Units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above. Although the QEF election is available with respect to subsidiaries, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, no assurances can be made that we will be able to provide U.S. Holders with the necessary information to make the QEF election with respect to such subsidiary.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

        If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as "marketable stock", then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our Series B Preference Units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder's Series B Preference Units at the end of the taxable year over the holder's adjusted tax basis in the Series B Preference Units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the Series B Preference Units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in its Series B Preference Units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our Series B Preference Units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the Series B Preference Units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. The mark-to-market election generally will not be available with respect to subsidiaries. Accordingly, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, the mark-to-market election generally will not be available with respect to such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

        If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a "mark-to-market" election for that year, such holder hereinafter a "Non-Electing Holder", would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our Series B Preference Units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the portion of the Non- Electing Holder's holding period for the Series B Preference Units before the taxable year) and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the Series B Preference Units;

  •
  the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our Series B Preference Units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our Series B Preference Units, such holder's successor generally would not receive a step-up in tax basis with respect to such units. A Non-Electing Holder may be required to report its ownership of our units by filing IRS Form 8621 with its U.S. federal income tax return.

U.S. Federal Income Taxation of Non-U.S. Holders

        A beneficial owner of our Series B Preference Units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our Series B Preference Units, you are encouraged to consult your own tax advisor regarding the tax consequences to you of the partnership's ownership of our Series B Preference Units.

Distributions

        Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder's U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a U.S. trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

        In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our Series B Preference Units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our Series B Preference Units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

        In general, payments to a U.S. Individual Holder of distributions or the proceeds of a disposition of Series B Preference Units will be subject to information reporting. These payments to a U.S. Individual Holder also may be subject to backup withholding if the U.S. Individual Holder:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

        Backup withholding is not an additional tax. Rather, a holder may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

        U.S. Holders purchasing more than $100,000 of our Series B Preference Units in this offering generally will be required to file IRS Form 926 reporting such payment. For purposes of determining the total dollar value of Series B Preference Units purchased by a U.S. Holder in this offering, units purchased by certain related parties (including family members) are included. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with this reporting obligation. Each U.S. Holder is encouraged to consult its own tax advisor as to the possible obligation to file IRS Form 926.

        In addition, individual citizens or residents of the United States holding certain "foreign financial assets" (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Holders are encouraged to consult their tax advisors regarding their reporting obligations, if any, that would result from their purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

        Unless the context otherwise requires, references in this section to "we", "our" or "us" are references to GasLog Partners LP.

Marshall Islands Tax Consequences

        The following discussion is based upon the opinion of Cozen O'Connor, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

        Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a holder (so long as you are not a citizen or resident of the Marshall Islands). In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of Series B Preference Units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of Series B Preference Units (so long as you are not a citizen or resident of the Marshall Islands).

        EACH PROSPECTIVE HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER ITS PARTICULAR CIRCUMSTANCES.

UNDERWRITING

        Morgan Stanley & Co. LLC, UBS Securities LLC, Stifel, Nicolaus & Company, Incorporated and Citigroup Global Markets Inc. are acting as joint-book running managers in this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of Series B Preference Units set forth opposite the underwriter's name.

Underwriter	Number of Series B Preference Units
Morgan Stanley & Co. LLC
UBS Securities LLC
Stifel, Nicolaus & Company, Incorporated
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC

Total

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Series B Preference Units sold under the underwriting agreement if any of the Series B Preference Units are purchased.

        The underwriters have an option to buy up to            additional Series B Preference Units from us at the public offering price less the underwriting discount. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any units are purchased with this option, the underwriters will purchase units in approximately the same proportion as shown in the table above. If any additional Series B Preference Units are purchased, the underwriters will offer the additional units on the same terms on which the units are being offered.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the Series B Preference Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series B Preference Units, and satisfaction of other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters propose initially to offer the Series B Preference Units to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $            per unit. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per unit to other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.

	Per Unit	Total(1)
Public Offering Price	$	$
Underwriting Discount(2)	$	$
Proceeds to us (before expenses)	$	$

(1)
We have granted the underwriters an option for a period of 30 days to purchase up to an additional                        Series B Preference Units. If the underwriters exercise the option in full, the total underwriting discount will be $            , and total proceeds to us before expenses will be $            .

(2)
The underwriters will not receive an underwriting discount or commission on the sale of our Series B Preference Units to Blenheim Holdings Ltd. or to certain other directors and officers. The Company will receive the full public offering price for these units.

        The underwriting discount to be paid by us represents        % of this offering. The expenses of this offering, not including the underwriting discount, are estimated at $            and are payable by us. We will also pay up to $25,000 of reasonable fees and expenses of counsel related to the review by FINRA of the terms of sale of the Series B Preference Units offered hereby.

No Sales of Similar Securities

        We have agreed that, for a period of 30 days after the date of this prospectus and subject to certain exceptions, we will not, without the prior written consent of the underwriters, (i) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of any Series B Preference Units or any securities that are substantially similar to the Series B Preference Units, whether owned as of the date hereof or hereafter acquired or with respect to which we have acquired or hereafter acquire the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing (collectively, the "Lock-Up Securities") or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap, agreement or transaction is to be settled by delivery of Lock-Up Securities, in cash or otherwise.

NYSE Listing

        The Series B Preference Units are a new issue of securities with no established trading market. We intend to apply to list the Series B Preference Units on the NYSE under the symbol "GLOP PR B". If the application is approved, trading of the Series B Preference Units on the NYSE is expected to begin within 30 days after the date of initial delivery of the Series B Preference Units. The underwriters have advised us that they intend to make a market in the Series B Preference Units before commencement of trading on the NYSE. They will have no obligation to make a market in the Series B Preference Units, however, and may cease market-making activities, if commenced, at any time. Accordingly, an active trading market on the NYSE for the Series B Preference Units may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Series B Preference Units could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer Series B Preference Units at the time and price desired will be limited.

Price Stabilization, Short Positions

        Until the distribution of the Series B Preference Units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing Series B Preference Units.

However, the underwriters may engage in transactions that have the effect of stabilizing the price of the Series B Preference Units, such as bids or purchases and other activities that peg, fix or maintain that price.

        In connection with this offering, the underwriters may bid for or purchase and sell Series B Preference Units in the open market. These transactions may include stabilizing transactions, short sales and purchases on the open market to cover positions created by short sales. Stabilizing transactions consist of various activities such as purchases of Series B Preference Units made by the underwriters in the open market prior to the completion of the offering. Short sales involve the sale by the underwriters of a greater number of Series B Preference Units than they are required to purchase in this offering. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional units referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional Series B Preference Units, in whole or in part, or by purchasing our Series B Preference Units in the open market. In making this determination, the underwriters will consider, among other things, the price of our Series B Preference Units available for purchase in the open market compared to the price at which the underwriters may purchase our Series B Preference Units through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series B Preference Units in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase our Series B Preference Units in the open market to cover the position.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of the Series B Preference Units or preventing or retarding a decline in the market price of Series B Preference Units. As a result, the price of the Series B Preference Units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of Series B Preference Units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Extended Settlement

        We expect that delivery of the Series B Preference Units will be made to investors January       , 2018, which will be the fifth business day following the date of pricing of the Series B Preference Units (such settlement being referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Series B Preference Units on the initial pricing date of the Series B Preference Units or the succeeding two business days will be required, by virtue of the fact that the Series B Preference Units initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

Other Relationships

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us and to persons and entities with relationships with us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us and to persons and entities with relationships to us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any of our Series B Preference Units may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our Series B Preference Units may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our Series B Preference Units shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any of our Series B Preference Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our Series B Preference Units to be offered so as to enable an investor to decide to purchase any of our Series B Preference Units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(l)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entitles, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or reply on this document or any of its contents.

  France

        Neither this prospectus supplement nor any other offering material relating to our Series B Preference Units described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European economic area and notified to the Autorité des Marchés Financiers. Our Series B Preference Units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to our Series B Preference Units have been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any other offer for subscription or sale of our Series B Preference Units to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1- or 3 of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel publicá l'épargne).

        Our Series B Preference Units may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

  Switzerland

        Our Series B Preference Units may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or "SIX", or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to our Series B Preference Units or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company or our Series B Preference Units have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Series B Preference Units will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of our Series B Preference Units has not been and will not be authorized under the Swiss

Federal Act on Collective Investment Schemes, or "SCISA". The investor protection afforded to acquirers of interests in collective investment schemes under the SCISA does not extend to acquirers of our Series B Preference Units.

        This prospectus supplement as well as any other material relating to our Series B Preference Units is personal and confidential and does not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been sent in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

  Hong Kong

        Our Series B Preference Units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

  Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Series B Preference Units may not be circulated or distributed, nor may our Series B Preference Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where our Series B Preference Units are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

  Japan

        Our Series B Preference Units have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and no securities will be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Bermuda

        Our Series B Preference Units may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda (as amended). Additionally, non-Bermudian persons may not carry on or engage in any trade or business in Bermuda unless such persons are authorized to do so under applicable Bermuda legislation. Engaging in the activity of offering or marketing our Series B Preference Units in Bermuda to persons in Bermuda may be deemed to be carrying on business in Bermuda.

  Australia

        This document is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

        Our Series B Preference Units are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to our Series B Preference Units has been, or will be, prepared.

        This document does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement is not a wholesale client, no offer of, or invitation to apply for, our Series B Preference Units shall be deemed to be made to such recipient and no applications for our Series B Preference Units will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our Series B Preference Units you undertake to us that, for a period of 12 months from the date of issue of our Series B Preference Units, you will not transfer any interest in our Series B Preference Units to any person in Australia other than to a wholesale client.

  Greece

        Our Series B Preference Units have not been approved by the Hellenic Capital Markets Commission for distribution and marketing in Greece. This document and the information contained therein do not and shall not be deemed to constitute an invitation to the public in Greece to purchase the securities. Our Series B Preference Units may not be advertised, distributed, offered or in any way sold in Greece except as permitted by Greek law.

LEGAL MATTERS

        The validity of the Series B Preference Units and certain other legal matters, including tax matters, with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Cozen O'Connor, New York, New York. Certain other legal matters, including tax matters with respect to U.S. law, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain matters with respect to this offering will be passed upon for the underwriter by Latham & Watkins LLP.

EXPERTS

        The consolidated financial statements of GasLog Partners LP as of December 31, 2015 and 2016 and for each of the three years in the period ended December 31, 2016 incorporated in this prospectus supplement by reference from our Report on Form 6-K filed with the SEC on September 29, 2017, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte LLP are located at 2 New Street Square, London, EC4A 3BZ, United Kingdom.

EXPENSES RELATED TO THIS OFFERING

        The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions, in connection with this offering, which we will be required to pay.

U.S. Securities and Exchange Commission registration fee*	$14,488
The New York Stock Exchange listing fee	15,000
Legal fees and expenses	425,000
Accounting fees and expenses	40,000
Printing and engraving costs	50,000
Transfer agent fees and other	5,000
Miscellaneous	10,000

Total	$544,488

*
Previously paid.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus supplement. For purposes of this section, the term "registration statement" means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus supplement, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus supplement concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus supplement and GasLog Partners, reference is made to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

        This prospectus supplement incorporates by reference certain documents, to the extent noted therein, including the following:

  •
  our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on February 13, 2017; (Items 3, 5, and 18 of this Form 20-F have been updated by the Report on Form 6-K filed with the SEC on September 29, 2017); and

  •
  our Reports on Form 6-K filed with the SEC on March 23, 2017, May 3, 2017, May 10, 2017, May 15, 2017, May 16, 2017, June 1, 2017, July 5, 2017, July 27, 2017, August 21, 2017, September 15, 2017, September 29, 2017, October 20, 2017, October 26, 2017 and November 3, 2017.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of our Series B Preference Units made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement.

        We will provide, free of charge upon written or oral request, to each person to whom this prospectus supplement is delivered, including any beneficial owner of our preference units, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, but which has not been delivered with the prospectus supplement. Copies of these documents also may be obtained on the "Investor Relations" section of our website at http://www.gaslogmlp.com. Requests for such information should be made to us at the following address:

GasLog Partners LP
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco
+377 97 97 51 15
Attention: Nicola Lloyd, General Counsel

        You should assume that the information appearing in this prospectus supplement and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

PROSPECTUS

$750,000,000

GasLog Partners LP

Common Units Representing Limited Partner Interests
8.625% Series A Cumulative Redeemable Perpetual Fixed to Floating
Rate Preference Units Representing Limited Partner Interests
Other Classes of Units Representing Limited Partner Interests
Debt Securities
Warrants
Rights
Combination Units

        Through this prospectus, we may offer common units representing limited partner interests (the "Common Units"), 8.625% Series A Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units representing limited partner interests (the "Series A Preference Units") and other classes of units representing limited partner interests (the "Other Units"), debt securities, warrants to purchase Common Units, Series A Preference Units, Other Units or other rights (the "Warrants"), rights to purchase Common Units, Series A Preference Units and Other Units (the "Rights"), and units consisting of any combination of the Common Units, Series A Preference Units, Other Units, debt securities, Warrants and Rights (the "Combination Units") from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

        The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

        Our Common Units are traded on the New York Stock Exchange under the symbol "GLOP".

        Our Series A Preference Units are traded on the New York Stock Exchange under the symbol "GLOP PR A".

        Our principal executive offices are located at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at such address is +377 97 97 51 15.

        Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled "Risk Factors" on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is October 10, 2017.

i

FORWARD-LOOKING STATEMENTS

        All statements in this prospectus that are not statements of historical fact are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, liquidity and cash available for dividends or distributions, plans, strategies, business prospects and changes and trends in our business and the markets in which we operate. These statements are intended as "forward-looking statements". In some cases, predictive, future-tense or forward-looking words such as "believe", "intend", "anticipate", "estimate", "project", "forecast", "plan", "potential", "may", "should", "could" and "expect" and similar expressions are intended to identify forward- looking statements but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission, or the "SEC", other information sent to our security holders, and other written materials. We caution that these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict and are not intended to give any assurance as to future results. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

        Factors that might cause future results and outcomes to differ include, but are not limited to, the following:

  •
  general liquefied natural gas ("LNG") shipping market conditions and trends, including spot and long-term charter rates, ship values, factors affecting supply and demand of LNG and LNG shipping, technological advancements and opportunities for the profitable operations of LNG carriers;

  •
  continued low prices for crude oil and petroleum products and volatility in gas prices;

  •
  our ability to leverage GasLog Ltd.'s relationships and reputation in the shipping industry;

  •
  our ability to enter into time charters with new and existing customers;

  •
  changes in the ownership of our charterers;

  •
  our customers' performance of their obligations under our time charters and other contracts;

  •
  our future operating performance, financial condition, liquidity and cash available for dividends and distributions;

  •
  our ability to purchase vessels from GasLog Ltd. in the future;

  •
  our ability to obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, funding by GasLog Ltd. of the revolving credit facility with GasLog Ltd. entered into on April 3, 2017 and our ability to meet our restrictive covenants and other obligations under our credit facilities;

  •
  future, pending or recent acquisitions of ships or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

  •
  our expectations about the time that it may take to construct and deliver newbuildings and the useful lives of our ships;

  •
  number of off-hire days, dry-docking requirements and insurance costs;

  •
  fluctuations in currencies and interest rates;

  •
  our ability to maintain long-term relationships with major energy companies;

  •
  our ability to maximize the use of our ships, including the re-employment or disposal of ships no longer under time charter commitments, including the risk that our vessels may no longer have the latest technology at such time;

  •
  environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

  •
  the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, requirements imposed by classification societies and standards imposed by our charterers applicable to our business;

  •
  risks inherent in ship operation, including the discharge of pollutants;

  •
  GasLog Ltd.'s ability to retain key employees and provide services to us, and the availability of skilled labor, ship crews and management;

  •
  potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

  •
  potential liability from future litigation;

  •
  our business strategy and other plans and objectives for future operations;

  •
  any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity breach; and

  •
  other risks and uncertainties described in the Company's Annual Report on Form 20-F filed with the SEC on February 13, 2017, available at http://www.sec.gov.

        We caution that these and other forward-looking statements included in this prospectus represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Many of the forward-looking statements included in this prospectus are based on our assumptions about factors that are beyond our ability to control or predict. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described in the "Risk Factors" section of this prospectus. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

        We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by applicable law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

THE COMPANY

        Unless otherwise indicated, references in this prospectus to:

  •
  "GasLog Partners", the "Partnership", "we", "our", "us" or similar terms refer to GasLog Partners LP or any one or more of its subsidiaries, or to all such entities unless the context otherwise indicates;

  •
  "GasLog", depending on the context, refers to GasLog Ltd. and to any one or more of its direct and indirect subsidiaries, other than GasLog Partners;

  •
  "our general partner" refer to GasLog Partners GP LLC, the general partner of GasLog Partners and a wholly owned subsidiary of GasLog;

  •
  "GasLog LNG Services" refer to GasLog LNG Services Ltd., a wholly owned subsidiary of GasLog;

  •
  "Shell" refers to Royal Dutch Shell plc, or any one or more of its subsidiaries;

  •
  "BG Group" refers to BG Group plc. BG Group was acquired by Shell on February 15, 2016;

  •
  "Total" refers to Total Gas & Power Chartering Limited, a wholly owned subsidiary of Total plc;

  •
  "Centrica" refers to Pioneer Shipping Limited, a wholly owned subsidiary of Centrica plc;

  •
  "Omnibus agreement" refers to the Omnibus Agreement dated May 12, 2014 by and among the Partnership, GasLog, our general partner and GasLog Partners Holdings LLC, as amended;

  •
  "dollars" and "$" refer to, and amounts are presented in, U.S. dollars; and

  •
  "cbm" refer to cubic meters.

        We are a growth-oriented limited partnership focused on owning, operating and acquiring LNG carriers engaged in LNG transportation under long-term charters, which we define as charters of five full years or more. Our fleet of eleven LNG carriers, which have fixed charter terms expiring between 2018 and 2026 that can be extended at the charterers' option, were contributed to us by, or acquired from, GasLog, which controls us through its ownership of our general partner.

        As of September 29, 2017, our fleet consisted of eleven LNG carriers, including six vessels with modern tri-fuel diesel electric ("TFDE") propulsion technology and five modern steam-powered ("Steam") vessels that all operate under long-term charters with subsidiaries of Shell. At that date, we also had options and other certain acquisition rights under which we may acquire additional LNG carriers from GasLog. Under the omnibus agreement entered into with GasLog in connection with our IPO (defined below), we have the option to purchase up to five LNG carriers from GasLog within 36 months after each such vessel's acceptance by its charterer (or, in the case of certain vessels, within 36 months after the completion of their acquisition by GasLog on March 31, 2015), in each case at fair market value as determined pursuant to the omnibus agreement. In addition, we previously had options to acquire the Methane Jane Elizabeth, Methane Rita Andrea, Methane Alison Victoria, Methane Shirley Elisabeth, Methane Heather Sally, GasLog Seattle, GasLog Greece and GasLog Geneva, which we have exercised, and these eight vessels are now part of our owned fleet. We also previously had the option to acquire the Methane Lydon Volney, which option expired in May 2017.

        Pursuant to the omnibus agreement, we also have a right of first offer from GasLog to purchase any other LNG carriers with cargo capacities greater than 75,000 cbm engaged in ongoing LNG transportation under charters of five full years or more that GasLog owns or acquires (the "Five-Year Vessels") either at their acquisition cost plus certain break up costs (in the case of a newly acquired Five-Year Vessel) or at their fair market value (in the case of a previously owned vessel that becomes a Five-Year Vessel). Generally, we must exercise this right of first offer within 30 days following the notice from GasLog that the vessel has been acquired or has become a Five- Year Vessel. The five newbuildings that will be chartered to Shell, Total and Centrica in 2018 and 2019 will each qualify as a Five-Year Vessel upon commencement of each respective charter, and GasLog will be required to offer to us an opportunity to purchase each vessel at fair market value within 30 days of the commencement of its charter. Following completion of the acquisition by GasLog of the Methane Becki Anne and the Methane Julia Louise from a subsidiary of BG Group, GasLog granted us the option, exercisable at any time within 36 months after March 31, 2015—the date that GasLog completed the acquisition to purchase both of the aforementioned vessels at their fair market value as determined under the omnibus agreement—under the same terms that apply to the three other vessels over which we hold options granted by GasLog. This agreement supersedes the provision under the omnibus agreement that would otherwise have required GasLog to offer us, within 30 days of the completion of the vessels acquisition, an opportunity to purchase such vessels at the acquisition price paid plus certain administrative costs, and would have allowed us 30 days to respond to such offer.

        The options, with the addition of the five future firm charters agreed with Shell, Total and Centrica, brings the current pipeline of vessels that we have, or may have, the right to acquire from GasLog to 10 LNG carriers. We believe that such options and acquisition rights provide us with significant built-in growth opportunities. We may also acquire vessels from shipyards or other owners.

        We operate all of our vessels under long-term charters with fixed-fee contracts that generate predictable cash flows. We intend to grow our fleet through further acquisitions of LNG carriers from GasLog and third parties. However, we cannot assure you that we will make any particular acquisition or that as a consequence we will successfully grow our per unit distributions. Among other things, our ability to acquire additional LNG carriers will be dependent upon our ability to raise additional financing.

        We are not obligated to purchase any of the vessels from GasLog described above and, accordingly, we may not complete the purchase of any such vessels. Furthermore, our ability to purchase any additional vessels, including under the omnibus agreement from GasLog, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs of these vessels. As of September 29, 2017, we have not secured any financing for the acquisition of additional vessels. Our ability to acquire additional vessels from GasLog is also subject to obtaining any applicable consents of governmental authorities and other non-affiliated third parties, including the relevant lenders and charterers. Under the omnibus agreement, GasLog will be obligated to use reasonable efforts to obtain any such consents with regards to transactions covered by that agreement. We cannot assure you that in any particular case that the necessary consent will be obtained.

        On May 12, 2014, we completed an initial public offering of our Common Units (the "IPO"). We completed follow-on public offerings of our Common Units on September 29, 2014, June 26, 2015, August 5, 2016 and January 27, 2017. Our Common Units are listed on the New York Stock Exchange (the "NYSE") under the ticker symbol "GLOP". If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

        On May 15, 2017, we completed a public offering of our Series A Preference Units, liquidation preference $25.00 per unit. The Series A Preference Units are listed on the NYSE under the ticker symbol "GLOP PR A."

        On May 16, 2017, we commenced an "at-the-market" offering program under which we may offer and sell Common Units having an aggregate offering price of up to $100 million from time to time through our sales agents.

        We maintain our principal executive offices at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at that address is +377 97 97 51 15. We have been organized under the laws of the Republic of the Marshall Islands.

RISK FACTORS

        Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading "Risk Factors" in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the section entitled "Where You Can Find Additional Information".

        Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to make cash distributions and lower the trading price of our securities. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

        We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

        Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries' assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our general partner or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, our registered agent, to accept service of process on our behalf in any such action.

        Cozen O'Connor, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may, from time to time, sell up to an aggregate public offering price of $750,000,000 of any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with this prospectus, as well as a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information".

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. For purposes of this section, the term "registration statement" means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus and GasLog Partners, reference is made to the registration statement.

        We are subject to the information and periodic reporting requirements of the Exchange Act of 1934, as amended (the "Exchange Act"), and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above. As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but we are required to furnish certain proxy statements to shareholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer", we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

        This prospectus incorporates by reference the following documents:

  •
  our Reports on Form 6-K, filed with the SEC on March 23, 2017, May 3, 2017, May 10, 2017, May 15, 2017, May 16, 2017, June 1, 2017, July 5, 2017, July 27, 2017, August 21, 2017, September 15, 2017 and September 29, 2017;

  •
  our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on February 13, 2017 (Items 3A, 5, 18 of this Form 20-F have been updated by the Current Report on Form 6-K filed with the SEC on September 29, 2017);

  •
  the description of our Common Units which is contained in our registration statement on Form 8-A (File No. 001-36433), filed with the SEC on April 30, 2014, including any amendment or report filed for the purpose of updating such description; and

  •
  the description of our Series A Preference Units which is contained in our registration statement on Form 8-A (File No. 001- 36433), filed with the SEC on May 15, 2017, including any amendment or report filed for the purpose of updating such description.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

        We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the "Investor Relations" section of our website at www.gaslogmlp.com. The information contained on or connected to our website is not a part of this prospectus. Requests for such information should be made to us at the following address:

GasLog Partners LP
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco
+377 97 97 51 15
Attention: General Counsel

        You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE UNIT DISTRIBUTIONS

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated, computed using amounts derived from our financial statements for the years ended December 31, 2014, 2015 and 2016 included in the Form 6-K filed on September 29, 2017 and incorporated herein by reference. The amounts as of December 31, 2012 and 2013 and for each of the years ended December 31, 2012 and 2013 are a summary of and are derived from our audited consolidated financial statements after retroactive restatement for the transfer of vessels from GasLog to the Partnership, which are not incorporated by reference in this registration statement. Our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

	Year ended December 31,(1)
						Six months ended June 30, 2017
	2012	2013	2014	2015	2016
	(in thousands of U.S. dollars, except ratios)
Earnings
Pre-tax (loss)/income	(1,715)	31,011	49,035	77,629	87,633	44,906
Add:
Fixed charges	—	12,389	36,206	30,974	39,356	20,494

Total Earnings available for fixed charges	(1,715)	43,400	85,241	108,603	126,989	65,400

Fixed Charges
Interest expensed	—	10,641	23,438	27,331	32,110	18,108
Amortization of capitalized expenses relating to indebtedness.	—	1,748	12,768	3,643	7,246	2,386

Total Fixed Charges before preference unit distributions	—	12,389	36,206	30,974	39,356	20,494

Preference unit distributions	—	—	—	—	—	1,549

Combined Fixed Charges and preference unit distributions	—	12,389	36,206	30,974	39,356	22,043

Ratio of Earnings to Fixed Charges(2)	n/m	3.50	2.35	3.51	3.23	3.19
Ratio of Earnings to Combined Fixed Charges and Preference Unit Distributions(2)	n/m	3.50	2.35	3.51	3.23	2.97
Dollar Amount of the Coverage Deficiency	1,715	n/a	n/a	n/a	n/a	n/a

(1)
Restated so as to reflect the historical results of GAS-sixteen Ltd., GAS-seventeen Ltd., GAS-nineteen Ltd., GAS-twenty Ltd., GAS- twenty one Ltd., GAS-seven Ltd. and GAS-eleven Ltd. from their respective dates of incorporation by GasLog. See Note 1 to the audited consolidated financial statements for the year ended December 31, 2016 on our Current Report on Form 6-K filed on September 29, 2017, and Note 1 to the unaudited condensed consolidated financial statements for the three and six months ended June 30, 2016 and 2017 on Form 6-K incorporated herein by reference.

(2)
For purposes of calculating the ratios above:

•
"earnings" is the result of adding (a) pre-tax (loss)/income from continuing operations (which includes non-cash unrealized gains and losses on derivative financial instruments) and (b) fixed charges;

•
"fixed charges" represent (i) interest incurred (including realized loss on cash flow hedges) and (ii) amortization of capitalized expenses related to indebtedness;

•
"preference unit distributions" represent the amount of pre-tax earnings that is required to pay the cash distributions on outstanding preference units and is computed as the amount of (a) the distribution divided by (b) the result of 1 minus the effective income tax rate applicable to continuing operations. We did not have any preference units outstanding during the years from 2012 to 2016, and the ratio of earnings to combined fixed charges and preference units is equivalent to the ratio of earnings to fixed charges for these years. As of June 30, 2017, we had 5,750,000 outstanding Series A Preference Units. The Series A Preference Units were issued on May 15, 2017.

USE OF PROCEEDS

        Unless otherwise set forth in the applicable prospectus, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes.

        We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and new vessel acquisitions.

CAPITALIZATION AND INDEBTEDNESS

        Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF COMMON UNITS

        A description of our Common Units can be found in our registration statement on Form 8-A (File No. 001-36433), filed with the SEC on April 30, 2014, including any amendment or report filed for the purpose of updating such description.

DESCRIPTION OF SERIES A PREFERENCE UNITS

        A description of our Series A Preference Units can be found in our registration statement on Form 8-A (File No. 001-36433), filed with the SEC on May 15, 2017, including any amendment or report filed for the purpose of updating such description.

DESCRIPTION OF THE OTHER CLASSES OF UNITS

        Our partnership agreement permits us to issue additional classes or series of equity interests at any time and from time to time for consideration on such terms and conditions established by our board of directors without the approval of any of our unitholders, other than the limited approval rights of the holders of the Series A Preference Units. Unless we receive the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preference Units, voting as a class together with holders of any other Parity Securities (as defined in the partnership agreement) (if applicable), we may not (i) issue any Parity Securities if the cumulative distributions on Series A Preference Units are in arrears or (ii) create or issue any Senior Securities (as defined in the partnership agreement). As of September 29, 2017, no classes of limited partnership interests were outstanding other than the Common Units and Series A Preference Units. Should we offer other classes of units under this prospectus, a prospectus supplement relating to the particular class or series of units offered will include the designations, preferences, rights, powers and duties of those units which shall be fixed by the board of directors, including, among other things, the following:

  •
  the right to share in partnership distributions;

  •
  the rights upon our dissolution and liquidation;

  •
  whether, and the terms and conditions upon which, we may or shall be required to redeem the Other Units (including sinking fund provisions);

  •
  whether the Other Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange;

  •
  the terms and conditions upon which Other Units will be issued, evidenced by certificates and assigned or transferred;

  •
  the method for determining the Percentage Interest (as defined in our partnership agreement) as to such Other Units; and

  •
  the right, if any, of each Other Unit to vote on partnership matters, including matters relating to the relative rights, preferences and privileges of such Other Units.

        The particular terms of any class or series of any such class of units will also be described in the amendment to our partnership agreement relating to that class or series of such class of units, which will be filed as an exhibit to or incorporated by reference in this prospectus at or before the time of issuance of any such class or series of any such class of units.

        Such units will be fully paid and non-assessable (except as such non-assessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act) when issued upon full payment of the purchase price therefor. The transfer agent, registrar and distributions disbursement agent for the units will be designated in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

        We may offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our debt securities would be issued under an indenture between us and a trustee. The debt securities we may offer may be convertible into Common Units or other securities. The indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

        The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

        Because the following summaries of the material terms and provisions of the indenture and the related debt securities are not complete, you should refer to the form of the indenture and the debt securities for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below, and the debt securities.

General

        The provisions of the indenture do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The debt securities may be convertible into Common Units or other securities if specified in the applicable prospectus supplement.

Payments

        We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

        Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

        The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

  •
  the specific designation;

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  any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

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  the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

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  the date of maturity;

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  the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

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  the interest payment dates, if any;

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  the place or places for payment of the principal of and any premium and/or interest on the debt securities;

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  any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

  •
  whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

  •
  whether we will issue the debt securities in definitive form and under what terms and conditions;

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  the terms on which holders of the debt securities may convert or exchange these securities into or for Common Units or other securities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

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  information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

  •
  any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

  •
  whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

  •
  any material United States federal income tax or other income tax consequences, including, but not limited to:

  •
  tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

  •
  tax considerations applicable to any debt securities denominated and payable in non-United States currencies;

  •
  whether certain payments on the debt securities will be guaranteed under a financial insurance guarantee policy and the terms of that guarantee;

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  whether the debt securities will be secured;

  •
  any applicable selling restrictions; and

  •
  any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

        Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

        Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

        The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

        An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

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  default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

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  we fail to perform or observe any of our other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

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  our bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

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  an order is made or an effective resolution is passed for the winding up or liquidation of us; or

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  any other event of default provided in the supplemental indenture or resolution of the board of directors, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

        The indenture provides that, unless otherwise set forth in a supplemental indenture:

  •
  if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us applicable to that series of debt securities but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to us may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under the indenture) to be due and payable immediately;

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  if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

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  if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

        In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

        The indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under the indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

        The indenture provides that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

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  the holder must have previously given written notice to the trustee of the continuing default;

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  the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

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  requested the trustee to institute that action; and

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  offered the trustee indemnity satisfactory to it;

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  the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

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  the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

        The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

        We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions:

        Discharge of Indenture.    We may discharge all of our obligations, other than as to transfers and exchanges, under the indenture after we have:

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  paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

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  delivered to the trustee for cancellation all of the outstanding debt securities; or

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  irrevocably deposited with the trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the indenture relating only to that series of debt securities.

        Defeasance of a Series of Securities at Any Time.    We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants and elect not to comply with those covenants without creating an event of default. Discharge under those procedures is called covenant defeasance.

        Defeasance or covenant defeasance may be effected only if, among other things:

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  we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

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  we deliver to the trustee an opinion of counsel to the effect that:

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  the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

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  the defeasance or covenant defeasance will not otherwise alter those holders' United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

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  in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

        Modification without Consent of Holders.    We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

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  secure any debt securities;

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  evidence the assumption by a successor corporation of our obligations;

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  add covenants for the protection of the holders of debt securities;

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  cure any ambiguity or correct any inconsistency;

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  establish the forms or terms of debt securities of any series;

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  evidence the acceptance of appointment by a successor trustee; or

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  make such other provisions in regard to matters or questions arising under the indenture or under any supplemental indenture as the board of directors may deem necessary or desirable and which shall not adversely affect the rights of the holders of debt securities in any material respect.

        Modification with Consent of Holders.    We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

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  extend the final maturity of the security;

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  reduce the principal amount;

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  reduce the rate or extend the time of payment of interest;

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  reduce any amount payable on redemption;

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  change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

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  modify or amend the provisions for conversion of any currency into another currency;

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  reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

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  alter the terms on which holders of the debt securities may convert or exchange debt securities for Common Units or other securities, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

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  impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

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  reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Form of Debt Security

        Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

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  in registered form, where our obligation runs to the holder of the security named on the face of the security; or

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  in bearer form, where our obligation runs to the bearer of the security.

        Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

        Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

        Registered Global Securities.    We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

        Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

        Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of those participants.

        If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

        Bearer Global Securities.    The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

New York Law to Govern

        The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

        We may issue Warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of Warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any Warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

  •
  the title of such Warrants;

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  the aggregate number of such Warrants;

  •
  the price or prices at which such Warrants will be issued;

  •
  the currency or currencies, in which the price of such Warrants will be payable;

  •
  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such Warrants;

  •
  the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such Warrants may be purchased;

  •
  the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

  •
  the amount of Warrants outstanding;

  •
  if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such Warrants are issued and the number of such Warrants issued with each such security;

  •
  if applicable, the date on and after which such Warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of any material United States Federal income tax considerations; and

  •
  any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        The description in the applicable prospectus supplement of any Warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant certificate or warrant agreement, which will be filed with the SEC if we offer Warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer Warrants, see "Where You Can Find Additional Information" beginning on page 7 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF RIGHTS

        We may issue Rights to purchase our equity securities. These Rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the Rights in the rights offering. In connection with any Rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

        The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

  •
  the exercise price for the Rights;

  •
  the number of Rights issued to each shareholder;

  •
  the extent to which the Rights are transferable;

  •
  any other terms of the Rights, including terms, procedures and limitations relating to the exchange and exercise of the Rights;

  •
  the date on which the Right to exercise the Rights will commence and the date on which the Right will expire;

  •
  the amount of Rights outstanding;

  •
  the extent to which the Rights include an over-subscription privilege with respect to unsubscribed securities; and

  •
  the material terms of any standby underwriting arrangement entered into by us in connection with the Rights offering.

        The description in the applicable prospectus supplement of any Rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer Rights, see "Where You Can Find Additional Information" beginning on page 7 of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF THE COMBINATION UNITS

        We may issue Combination Units consisting of any combination of Common Units, Series A Preference Units, Other Units, debt securities, Warrants and Rights. Each Combination Unit will be issued so that the holder of the Combination Unit is also the holder of each security included in the Combination Unit. Thus, the holder of a Combination Unit will have the rights and obligations of a holder of each included security. The unit agreement under which a Combination Unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

        The applicable prospectus supplement relating to any series of units will describe the terms of the Combination Units, including, where applicable, the following:

  •
  the designation and terms of the Combination Units and of the securities comprising the Combination Units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement; and

  •
  any provisions for the issuance, payment, settlement, transfer, or exchange of the Combination Units or of the securities comprising the Combination Units.

        The description in the applicable prospectus supplement of any Combination Units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer Combination Units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer Combination Units, see "Where You Can Find Additional Information" beginning on page 7 of this prospectus. We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

SUMMARY OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement, which is qualified in its entirety by the terms and conditions of the partnership agreement, which is incorporated herein by reference. This summary should be read together with any subsequent amendments of the partnership agreement or reports filed for the purpose of updating the description of the important provisions of our partnership agreement and the rights and privileges of our unitholders. Please read "Where You Can Find More Information."

Organization and Duration

        We were organized on January 23, 2014 and have perpetual existence.

Purpose

        Our purpose under the partnership agreement is to engage in any business activities that may lawfully be engaged in by a limited partnership pursuant to the Marshall Islands Act.

        Although our board of directors has the ability to cause us or our subsidiaries to engage in activities other than the provision of marine transportation services, it has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner has delegated to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our Common Units and other partnership interests, including to the holders of Series A Preference Units, our incentive distribution rights, as well as to our general partner in respect of its general partner interest. Please see "Our Cash Distribution Policy and Restrictions on Distributions" on page 36 of this prospectus for further information.

Capital Contributions

        No holder of Common Units or Series A Preference Units is obligated to make additional capital contributions, except as described below under "—Limited Liability".

Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "Unit Majority" require the approval of a majority of the

Common Units voting as a single class. In voting their Common Units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

        Each outstanding Common Unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to claim an exemption from U.S. federal income tax under Section 883 of the Code, if at any time any person or group owns beneficially more than 4.9% of any class or series of units then outstanding, any units beneficially owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes under our partnership agreement, unless otherwise required by law. Effectively, this means that the voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired Common Units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their Common Units in the election of the elected directors. This loss of voting rights does not apply to the Series A Preference Units.

        We hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Our general partner has appointed four of our seven directors and the common unitholders elected the remaining three directors. Four of our directors meet the independence standards of the NYSE, and three of the four also qualify as independent of GasLog under our partnership agreement, so as to be eligible for membership on our conflicts committee. If our general partner exercises its right to transfer the power to elect a majority of our directors to the common unitholders, an additional director will thereafter be elected by our common unitholders. Our general partner may exercise this right in order to permit us to claim, or continue to claim, an exemption from U.S. federal income tax under Section 883 of the U.S. Internal Revenue Code of 1986, as amended, or the "Code".

Action	Unitholder Approval Required and Voting Rights
Issuance of additional Common Units or other limited partner interests	Subject to the following paragraph with respect to the Series A Preference Units, no approval rights; general partner approval required for all issuances not reasonably expected to be accretive within twelve months of issuance or which would otherwise have a material adverse impact on the general partner or its interest in our partnership.
Amendment of the partnership agreement	Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a Unit Majority. See "—Amendment of the Partnership Agreement".
Merger of our partnership or the sale of all or substantially all of our assets	Unit Majority and approval of our general partner and our board of directors. See "—Merger, Sale, Conversion or Other Disposition of Assets".
Dissolution of our partnership	Unit Majority and approval of our general partner and our board of directors. See "—Termination and Dissolution".
Reconstitution of our partnership upon dissolution	Unit Majority. See "—Termination and Dissolution".

Action	Unitholder Approval Required and Voting Rights
Withdrawal of our general partner	Under most circumstances, the approval of a majority of the Common Units, excluding Common Units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2024 in a manner that would cause a dissolution of our partnership. See "—Withdrawal or Removal of our General Partner".
Removal of our general partner	Not less than 66 2/3% of the outstanding Common Units voting together as a single class. See "—Withdrawal or Removal of our General Partner".
Transfer of our general partner interest in us	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our common unitholders or other limited partners to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the Common Units, excluding Common Units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2024. See "—Transfer of General Partner Interest".
Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of a merger or consolidation with or into, or sale of all or substantially all of the assets to, such person, the approval of a majority of the Common Units, excluding Common Units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to March 31, 2019. See "—Transfer of Incentive Distribution Rights".
Transfer of ownership interests in our general partner	No approval required at any time. See "—Transfer of Ownership Interests in General Partner".

        Holders of the Series A Preference Units generally have no voting rights. However, the consent of the holders of at least two-thirds of the outstanding Series A Preference Units, voting as a single class, is required prior to any amendment to the partnership agreement that would have a material adverse effect on the existing terms of the Series A Preference Units. In addition, unless we receive the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preference Units, voting as a class together with holders of any other Parity Securities (as defined in the partnership agreement) (if applicable), we may not (i) issue any Parity Securities if the cumulative distributions on Series A Preference Units are in arrears or (ii) create or issue any Senior Securities (as defined in the partnership agreement). Distributions payable on the Series A Preference Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series A Preference Units. In addition, in certain limited instances, the holders of Series A Preference Units will be entitled to elect one director to our board of directors, at which point our general partner would similarly be entitled, at its election, to appoint one additional director to serve for only as long a period of time as the director elected by the holders of Series A Preference Units.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Marshall Islands law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

  •
  brought in a derivative manner on our behalf;

  •
  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

  •
  asserting a claim arising pursuant to any provision of the Marshall Islands Act; and

  •
  asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, regardless of whether such claims, suits, actions or proceedings arise under laws relating to contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a Common Unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, in connection with any such claims, suits, actions or proceedings; however, a court could rule that such provisions are inapplicable or unenforceable. Any person or entity purchasing or otherwise acquiring any interest in our Common Units shall be deemed to have notice of and to have consented to the provisions described above. This forum selection provision may limit our unitholders' ability to obtain a judicial forum that they find favorable for disputes with us or our directors, officers or other employees or unitholders.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Marshall Islands Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Marshall Islands Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his Common Units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to elect three (or, following the general partner's exercise of its right to transfer the power to elect a majority of our directors to the common unitholders, four) of our seven directors;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Marshall Islands Act, then the limited partners could be held personally liable for our obligations under the laws of the Marshall Islands, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Marshall Islands Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Marshall Islands case law.

        Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Marshall Islands Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Marshall Islands Act, a purchaser of units who becomes a limited partner of a limited partnership is liable for the obligations of the transferor to make contributions to the partnership, except that the transferee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, which may include qualifying to do business in those jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in an operating subsidiary or otherwise, it was determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

        The partnership agreement authorizes us to issue an unlimited amount of additional partnership interests and rights to buy partnership interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders, other than certain limited approval rights of the holders of the Series A Preference Units. However, our general partner will be required to approve all issuances of additional partnership interests that are not reasonably expected to be accretive within twelve months of issuance or which would otherwise have a material adverse impact on the general partner or its interest in us.

        We intend to fund acquisitions through borrowings and the issuance of additional Common Units or other equity securities and the issuance of debt securities. Holders of any additional Series A Preference Units we issue will be entitled to share equally with the then- existing holders of Series A Preference Units in our distributions, and holders of any additional Common Units we issue will be entitled to share equally with the then-existing holders of Common Units in our distributions. Additionally, we may issue other equity securities that may dilute the value of the interests of the then-existing holders of Common Units or Series A Preference Units in our net assets and such securities may have priority over Common Units or Series A Preference Units for receipt of distributions.

        In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our board of directors, have special voting or other rights to which the Common Units or the Series A Preference Units are not entitled.

        Upon issuance of additional partnership interests (including our Common Units, but excluding Common Units in connection with a reset of the incentive distribution target levels or the issuance of partnership interests upon conversion of outstanding partnership interests), our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's interest in us will thus be reduced if we issue additional partnership interests in the future and our general partner does not elect to maintain its 2.0% general partner interest in us. Our general partner's 2.0% general partner interest in us does not entitle it to receive any portion of the distributions made in respect of the issuance of the Series A Preference Units. Our general partner and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest that existed immediately prior to each issuance. Other holders of Common Units will not have similar pre-emptive rights to acquire additional Common Units or other partnership interests.

Tax Status

        The partnership agreement provides that the partnership will elect to be treated as a corporation for U.S. federal income tax purposes.

Amendment of the Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by or with the consent of our board of directors. However, our board of directors will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, approval of our board of directors is required, as well as written approval of the holders of the number of Common Units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. In addition, holders of Series A Preference Units must approve certain amendments as described under "—Voting Rights." Except as we describe below, an amendment must be approved by a Unit Majority.

Prohibited Amendments

        No amendment may be made that would:

  (1)
  increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  (2)
  increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of the general partner, which may be given or withheld at its option;

  (3)
  change the term of our partnership;

  (4)
  provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner and our board of directors that is approved by the holders of a Unit Majority; or

  (5)
  give any person the right to dissolve our partnership other than the right of our general partner and our board of directors to dissolve our partnership with the approval of the holders of a Unit Majority.

        The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least

90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

        Our board of directors may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  (1)
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  (3)
  a change that our board of directors determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the Marshall Islands Act;

  (4)
  an amendment that is necessary, upon the advice of our counsel, to prevent us or our officers or directors or our general partner or their or its agents or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974 whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional partnership interests or rights to acquire partnership interests, including any amendment that our board of directors determines is necessary or appropriate in connection with:

  •
  the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our incentive distribution rights;

  •
  the implementation of the provisions relating to GasLog's right to reset the incentive distribution rights in exchange for Common Units;

  •
  any modification of the incentive distribution rights made in connection with the issuance of additional partnership interests or rights to acquire partnership interests, provided that, any such modifications and related issuance of partnership interests have received approval by a majority of the members of the conflicts committee of our board of directors; or

  •
  any amendment expressly permitted in the partnership agreement to be made by our board of directors acting alone;

  (6)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

  (7)
  any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

  (8)
  a change in our fiscal year or taxable year and related changes;

  (9)
  certain mergers or conveyances as set forth in our partnership agreement;

  (10)
  an amendment to cure any ambiguity, defect or inconsistency; or

  (11)
  any other amendments substantially similar to any of the matters described in (1) through (10) above.

        In addition, our board of directors may make amendments to the partnership agreement without the approval of any limited partner or our general partner (subject to the limited approval rights of the holders of the Series A Preference Units and the holders of other Parity Securities (if applicable)) if our board of directors determines that those amendments:

  (1)
  do not adversely affect the rights of our limited partners (or any particular class of limited partners) or our general partner in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority or statute;

  (3)
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of the partnership agreement; or

  (5)
  are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Limited Partner Approval

        Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—Amendment of the Partnership Agreement—No Unitholder Approval" should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class or series of outstanding of limited partner interests (other than Series A Preference Units) in relation to other classes or series of limited partner interests will require the approval of at least a majority of the type or class or series of units so affected; provided, however, that any amendment that would have a material adverse effect on the existing terms of the Series A Preference Units will require the approval of at least two-thirds of the outstanding Series A Preference Units. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale, Conversion or Other Disposition of Assets

        A merger or consolidation of us requires the approval of our board of directors and the prior consent of our general partner and a Unit Majority. However, to the fullest extent permitted by law, our board of directors and our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, our partnership agreement generally prohibits our board of directors, without the prior approval of our general partner and the holders of units representing a Unit Majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries taken as a whole. Our board of directors may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the prior approval of the holders of units representing a Unit Majority. Our general partner and our board of directors may also determine to sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of the holders of units representing a Unit Majority.

        If conditions specified in our partnership agreement are satisfied, our board of directors, with the consent of our general partner, may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable law in the event of a conversion, merger or consolidation, sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated or converted under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner and our board of directors to dissolve us, if approved by the holders of units representing a Unit Majority;

  (2)
  at any time there are no limited partners, unless we continue without dissolution in accordance with the Marshall Islands Act;

  (3)
  the entry of a decree of judicial dissolution of us; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4), the holders of a Unit Majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by appointing as general partner an entity approved by the holders of units representing a Unit Majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our board of directors that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as provided in the Partnership Agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners. In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series A Preference Units will generally have the right to receive the liquidation preference of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether or not declared, before any payments are made to holders of our Common Units or general partner units. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

Withdrawal or Removal of our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2024 without obtaining the approval of the holders of at least a majority of the outstanding Common Units, excluding Common Units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after March 31, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the above, our general partner may withdraw without unitholder approval upon 90 days' written notice to the limited partners if at least 50% of the outstanding Common Units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. See "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights".

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding Common Units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a Unit Majority agree in writing to continue our business and to appoint a successor general partner. See "—Termination and Dissolution".

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Common Units, including units held by our general partner and its affiliates, voting together as a single class, and we receive an opinion of counsel regarding limited liability. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates or the control of our board of directors by our general partner and its affiliates would provide the practical ability to prevent our general partner's removal. Any removal of our general partner is also subject to the successor general partner being approved by the vote of the holders of a majority of the outstanding Common Units, voting as a single class.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  any existing arrearages in payment of the minimum quarterly distribution on the Common Units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and the holder of the incentive distribution rights will have the right to convert such incentive distribution rights into Common Units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest owned by the departing general partner for a cash payment equal to the fair market value of that interest. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and the incentive distribution rights of any holder thereof will automatically convert into Common Units equal to the fair market value of those interests as determined by an independent investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for the transfer by our general partner of all, but not less than all, of its general partner interest in us to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to March 31, 2024, without the approval of the holders of at least a majority of the outstanding Common Units, excluding Common Units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the partnership agreement and furnish an opinion of counsel regarding limited liability.

        Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in General Partner

        At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        GasLog or its affiliates, or a subsequent holder, may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, or sale of all or substantially all of its assets to that entity, without the prior approval of the unitholders. Prior to March 31, 2019, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding Common Units, excluding Common Units held by GasLog and its affiliates. On or after March 31, 2019, the incentive distribution rights will be freely transferable.

Transfer of Common Units and Series A Preference Units

        By transfer of Common Units or Series A Preference Units in accordance with the partnership agreement, each transferee of Common Units or Series A Preference Units automatically is admitted as a limited partner with respect to the Common Units or Series A Preference Units transferred when such transfer and admission is reflected in our books and records. We will cause any transfers to be recorded on our books and records no less frequently than quarterly. Each transferee automatically is deemed to:

  •
  represent that the transferee has the capacity, power and authority to become bound by the partnership agreement;

  •
  agree to be bound by the terms and conditions of, and to have executed, the partnership agreement;

  •
  grants power of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

  •
  give the consents and approvals contained in the partnership agreement.

        We are entitled to treat the nominee holder of a Common Unit or a Series A Preference Unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common Units and Series A Preference Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred units.

        Until a Common Unit or a Series A Preference Unit has been transferred on our books, we and our transfer agent may treat the record holder of the unit as the absolute owner of such unit for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

        The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove GasLog Partners GP LLC as our general partner or otherwise change management. If any person or group acquires beneficial ownership of more than 4.9% of any class or series of units then outstanding, that person or group loses voting rights on all of its units in excess of 4.9% of all such units. Our general partner, its affiliates and persons who acquired Common Units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their Common Units in the election of the elected directors. This loss of voting rights does not apply to the Series A Preference Units.

        The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  any existing arrearages in payment of the minimum quarterly distribution on the Common Units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest into Common Units or to receive cash in exchange for that interest.

Limited Call Right

        If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership interests of any class or series, except for the Series A Preference Units, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership interests of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least ten but not more than 60 days' written notice at a price equal to the greater of (x) the average of the daily closing prices of the partnership interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership interests of such class during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the Common Units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

        As a result of the general partner's right to purchase outstanding partnership interests, a holder of partnership interests may have the holder's partnership interests (except for the Series A Preference Units) purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of Common Units in the market.

Board of Directors

        Under our partnership agreement, our general partner has delegated to our board of directors the authority to oversee and direct our operations, policies and management on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. As of September 29, 2017, our board of directors is comprised of seven persons. Our general partner has appointed four of our seven directors and the common unitholders elected the remaining three directors. Four of our directors meet the independence standards of the NYSE, and three of the four also qualify as independent of GasLog under our partnership agreement, so as to be eligible for membership on our conflicts committee. If our general partner exercises its right to transfer the power to elect a majority of our directors to the common unitholders, an additional director will thereafter be elected by our common unitholders.

        Under certain limited circumstances, holders of our Series A Preference Units may elect one additional director to serve on our board of directors, at which point our general partner would similarly be entitled, at its election, to appoint one additional director to serve for only as long a period of time as the director elected by the holders of Series A Preference Units.

        Our board of directors nominates individuals to stand for election as elected board members on a staggered basis at an annual meeting of our limited partners. In addition, any limited partner or group of limited partners that holds beneficially 10% or more of the outstanding Common Units is entitled to nominate one or more individuals to stand for election as elected board members at the annual meeting by providing written notice to our board of directors not more than 120 days nor less than 90 days prior to the meeting. However, if the date of the annual meeting is not publicly announced by us at least 100 days prior to the date of the meeting, the notice must be delivered to our board of directors not later than ten days following the public announcement of the meeting date. The notice must set forth:

  •
  the name and address of the limited partner or limited partners making the nomination or nominations;

  •
  the number of Common Units beneficially owned by the limited partner or limited partners;

  •
  the information regarding the nominee(s) proposed by the limited partner or limited partners as would be required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the SEC;

  •
  the written consent of the nominee(s) to serve as a member of our board of directors if so elected; and

  •
  a certification that the nominee(s) qualify as elected board members.

        Our general partner may remove an appointed board member with or without cause at any time. "Cause" generally means a court's finding a person liable for actual fraud or willful misconduct in his or its capacity as a director. Any and all of the board members may be removed at any time for cause by the affirmative vote of a majority of the other board members. Any and all of the board members appointed by our general partner may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding units, voting as a single class. If any appointed board member is removed, resigns or is otherwise unable to serve as a board member, our general partner may fill the vacancy. Any and all of the board members elected by the common unitholders may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding Common Units. If any elected board member is removed, resigns or is otherwise unable to serve as a board member, the vacancy may be filled by a majority of the other elected board members then serving.

Meetings; Voting

        Unlike the holders of common stock in a corporation, the holders of our Common Units have only limited voting rights on matters affecting our business. On those matters that are submitted to a vote of common unitholders, each record holder of a Common Unit may vote according to the holder's percentage interest in us of all holder entitled to vote on such matter, although additional limited partners interests having special voting rights could be issued. Holders of the Series A Preference Units generally have no voting rights. However, holders of the Series A Preference Units have limited voting rights as described under "—Voting Rights".

        Except as described below regarding a person or group owning more than 4.9% of any class or series of limited partner interests then outstanding, limited partners who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        We hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Any action that is required or permitted to be taken by our limited partners, or any applicable class thereof, may be taken either at a meeting of the applicable limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of limited partner interests necessary to authorize or take that action at a meeting. Meetings of our limited partners may be called by our board of directors or by limited partners owning at least 20% of the outstanding limited partner interests of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of 33 1/3% of the outstanding limited partner interests of the class, classes or series for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of the limited partner interests, in which case the quorum will be the greater percentage.

        Each record holder of a unit may vote according to the holder's percentage interest in us, although additional limited partner interests having special voting rights could be issued. See "—Issuance of Additional Interests". However, if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, except for Series A Preference Units, any such limited partner interests owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes under our partnership agreement, unless otherwise required by law. Effectively, this means that the voting rights of any such limited partners in excess of 4.9% will be redistributed pro rata among the other limited partners of such class or series holding less than 4.9% of the voting power of all classes of limited partner interests entitled to vote. Our general partner, its affiliates and persons who acquired Common Units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their Common Units in the election of the elected directors. This limitation will help our ability to claim an exemption from U.S. federal income tax under Section 883 of the Code in the event our general partner, by virtue of its general partner interest, transfers the power to elect a majority of our directors to the common unitholders. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Common Units or Series A Preference Units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability", the Common Units and Series A Preference Units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of Common Units or Series A Preference Units in accordance with our partnership agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in our books and records.

Indemnification

        Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  (1)
  our general partner;

  (2)
  any departing general partner;

  (3)
  any person who is or was an affiliate of our general partner or any departing general partner;

  (4)
  any person who is or was an officer, director, member, fiduciary or trustee of any entity described in (1), (2) or (3) above;

  (5)
  any person who is or was serving as a director, officer, member, fiduciary or trustee of another person at the request of our board of directors, our general partner or any departing general partner;

  (6)
  our officers;

  (7)
  any person designated by our board of directors; and

  (8)
  the members of our board of directors.

        Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse the members of our board of directors for their out-of-pocket costs and expenses incurred in the course of their service to us. Our partnership agreement also requires us to reimburse our general partner for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to us or our general partner by our board of directors.

Books and Reports

        Our general partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

Right to Inspect Our Books and Records

        The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at the limited partner's own expense, have furnished to the limited partner:

  (1)
  a current list of the name and last known address of each partner;

  (2)
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  (3)
  copies of the partnership agreement, the certificate of limited partnership of the partnership and related amendments;

  (4)
  information regarding the status of our business and financial position; and

  (5)
  any other information regarding our affairs as is just and reasonable.

        Our board of directors may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our board of directors believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any Common Units or other partnership interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of GasLog Partners GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. In connection with these registration rights, we will not be required to pay any damages or penalties related to any delay or failure to file a registration statement or to cause a registration statement to become effective.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

General

Rationale for Our Cash Distribution Policy

        Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our available cash (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

  •
  Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

  •
  We will be subject to restrictions on distributions under our financing agreements. Our financing agreements contain material financial tests and covenants that must be satisfied in order to pay distributions. If we are unable to satisfy the restrictions included in any of our financing agreements or are otherwise in default under any of those agreements, as a result of our debt levels or otherwise, we will not be able to make cash distributions to you, notwithstanding our stated cash distribution policy.

  •
  We are required to make substantial capital expenditures to maintain and replace our fleet. These expenditures may fluctuate significantly over time, particularly as our vessels near the end of their useful lives. In order to minimize these fluctuations, our partnership agreement requires us to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

  •
  Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions contained therein requiring us to make cash distributions, may be amended. Our partnership agreement can be amended with the approval of a majority of the outstanding Common Units. GasLog owns approximately 26.1% of our

    Common Units and indirectly 2.0% of our general partnership units outstanding as of September 29, 2017.

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement.

  •
  Under Section 51 of the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to decreases in total operating revenues, decreases in hire rates, the loss of a vessel, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs. See "Risk Factors" for a discussion of these factors.

        Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable limited partnership and limited liability company laws in the Marshall Islands and other laws and regulations.

Series A Preference Unit Distributions

        We issued 5,750,000 of our Series A Preference Units on May 15, 2017. The Series A Preference Units are senior to all classes of our Common Units and general partner units. From and including May 15, 2017 to, but excluding, June 15, 2027, the distribution rate for the Series A Preference Units will be 8.625% per annum per $25.00 of liquidation preference per unit (equal to $2.15625 per annum per unit). From and including June 15, 2027, the distribution rate will be a floating rate equal to three-month LIBOR plus a spread of 6.31% per annum per $25.00 of liquidation preference per unit. Distributions on Series A Preference Units are cumulative from May 15, 2017 and will be payable on the 15th of March, June, September and December of each year, commencing on September 15, 2017, when, as and if declared by our board of directors out of legally available funds for such purpose. No distribution may be declared or paid or set apart for payment on any Common Units or general partner units unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preference Units through the most recent distribution payment date. Holders of the Series A Preference Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions.

Distributions of Available Cash

General

        Within 45 days after the end of each quarter we will distribute all of our available cash (defined below) to unitholders of record on the applicable record date, subject to distributions with respect to Series A Preference Units as described under "—Series A Preference Unit Distributions".

Definition of Available Cash

        Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of any subsidiaries we do not wholly own):

  •
  less, the amount of cash reserves (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) established by our board of directors and our subsidiaries to:

  •
  provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

  •
  comply with applicable law, any of our debt instruments or other agreements;

    •
    provide funds for Series A Preference Unit distributions and Series A Preference Unit redemption payments; and/or

    •
    provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (except to the extent establishing such reserves would cause us to not be able to distribute the minimum quarterly distribution (plus any arrearage) for such quarter);

  •
  plus, all cash on hand (including our proportionate share of cash on hand of any subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution

        We intend to distribute to the holders of Common Units on a quarterly basis at least the minimum quarterly distribution of $0.375 per unit, or $1.50 per unit per year, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses.

        There is no guarantee that we will pay the minimum quarterly distribution on the Common Units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement. We will be effectively prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is then existing, under our financing agreements.

Operating Surplus and Capital Surplus

General

        All cash distributed to unitholders will be characterized as either "operating surplus" or "capital surplus". We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

        Operating surplus for any period generally means:

  •
  $19.0 million; plus

  •
  all of our cash receipts (including our proportionate share of cash receipts of any subsidiaries we do not wholly own; provided, that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions or (5) corporate reorganizations or restructurings; plus

  •
  working capital borrowings (including our proportionate share of working capital borrowings for any subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

  •
  interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by any subsidiaries we do not wholly own), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a vessel) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

  •
  interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by any subsidiaries we do not wholly own), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

  •
  all of our "operating expenditures" (which includes estimated maintenance and replacement capital expenditures and is further described below) (including our proportionate share of operating expenditures by any subsidiaries we do not wholly own); less

  •
  the amount of cash reserves (including our proportionate share of cash reserves for any subsidiaries we do not wholly own) established by our board of directors to provide funds for future operating expenditures; less

  •
  any cash loss realized on dispositions of assets acquired using investment capital expenditures; less

  •
  all working capital borrowings (including our proportionate share of working capital borrowings by any subsidiaries we do not wholly own) not repaid within twelve months after having been incurred.

        If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

        As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $19.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments we receive from non-operating sources.

        Operating expenditures generally means all of our cash expenditures, including but not limited to taxes, employee and director compensation, reimbursement of expenses to our general partner, repayment of working capital borrowings, debt service payments and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its specified termination date be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract) and Series A Preference Unit distributions, provided that operating expenditures will not include:

  •
  deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

  •
  payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

  •
  expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under "—Capital Expenditures" below);

  •
  payment of transaction expenses (including taxes) relating to interim capital transactions;

  •
  Series A Preference Unit redemption payments and payments made to holders of Series A Preference Units to purchase or otherwise acquire preference units; or

  •
  distributions to partners.

Definition of Adjusted Operating Surplus

        Adjusted operating surplus for any period generally means:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under "—Operating Surplus and Capital Surplus—Definition of Operating Surplus" above); less

  •
  the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of any subsidiaries we do not wholly own) with respect to that period; less

  •
  the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) over that period not relating to an operating expenditure made during that period; plus

  •
  the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of any subsidiaries we do not wholly own) with respect to that period; plus

  •
  the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) over that period required by any debt instrument for the repayment of principal, interest or premium; plus

  •
  the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Capital Expenditures

        For purposes of determining operating surplus, capital expenditures are classified as either maintenance and replacement capital expenditures, expansion capital expenditures or investment capital expenditures. Maintenance and replacement capital expenditures are those capital expenditures required to maintain, over the long-term, the operating capacity of or the revenue generated by our capital assets.

        Expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by our capital assets. To the extent, however, that capital expenditures associated with acquiring a new vessel or improving an existing vessel increase the revenues or the operating capacity of our fleet, those capital expenditures would be classified as expansion capital expenditures.

        Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

        Examples of maintenance and replacement capital expenditures include capital expenditures associated with drydocking, modifying an existing vessel or acquiring a new vessel, to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the acquisition or construction of a replacement vessel and paid in respect of the construction period. We define construction period as the period beginning on the date that we enter into a binding acquisition or construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights) will also be considered maintenance and replacement capital expenditures.

        Because our maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of our actual maintenance and replacement capital expenditures may differ substantially from period to period. In order to avoid these fluctuations having a similar effect on operating surplus, adjusted operating surplus and available cash for distribution to our unitholders, our partnership agreement will require that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our partnership agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as "estimated maintenance capital expenditures". The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance and replacement capital expenditures, see "Our Cash Distribution Policy and Restrictions on Distributions".

        The use of estimated maintenance and replacement capital expenditures in calculating operating surplus will have the following effects:

  •
  it will reduce the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

  •
  it may reduce the need for us to borrow to pay distributions;

  •
  it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to GasLog; and

  •
  it will reduce the likelihood that a large maintenance and replacement capital expenditure in a period will prevent GasLog from being able to convert some or all of its subordinated units into Common Units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

Definition of Capital Surplus

        Capital surplus generally will be generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

        We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $19.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Distributions of Available Cash From Operating Surplus

        We will make distributions of available cash from operating surplus in the following manner, subject to distributions with respect to Series A Preference Units as described under "—Series A Preference Unit Distributions":

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest" and "—Incentive Distribution Rights" below.

        The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest

        Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner's 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2.0% general partner interest in the form of the contribution to us of Common Units based on the current market value of the contributed Common Units.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. GasLog will hold the incentive distribution rights following completion of the offering. The incentive distribution rights may be transferred separately from any other interests, subject to restrictions in the partnership agreement. Except for transfers of incentive distribution rights to an affiliate or another entity as part of a merger or consolidation with or into, or sale of substantially all of the assets to, such entity, the approval of a majority of our Common Units (excluding Common Units held by our general partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distribution rights to a third party prior to March 31, 2019. Any transfer by GasLog of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding Common Units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution; then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.43125 per unit for that quarter (the "first target distribution");

  •
  second, 85.0% to the common unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.46875 per unit for that quarter (the "second target distribution");

  •
  third, 75.0% to the common unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.5625 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.0% to the common unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights, pro rata.

        In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

        The following table illustrates the percentage allocations of the additional available cash from operating surplus among the common unitholders, our general partner and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the common unitholders, our general partner and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount", until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the common unitholders, our general partner and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2.0% general partner interest only and assume that our general partner has contributed any capital necessary to maintain its 2.0% general partner interest.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Common Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution	$0.375	98.0%	2.0%	0%
First Target Distribution	up to $0.43125	98.0%	2.0%	0%
	above $0.43125
Second Target Distribution	up to $0.46875	85.0%	2.0%	13.0%
	above $0.46875
Third Target Distribution	up to $0.5625	75.0%	2.0%	23.0%
Thereafter	above $0.5625	50.0%	2.0%	48.0%

GasLog's Right to Reset Incentive Distribution Levels

        GasLog, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to GasLog would be set. GasLog's right to reset the minimum quarterly distribution amount and the cash target distribution levels upon which the incentive distributions payable to GasLog are based may be exercised, without approval of our unitholders or the conflicts committee of our board of directors, at any time when we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If at the time of any election to reset the minimum quarterly distribution amount and the cash target distribution levels GasLog and its affiliates are not the holders of a majority of the incentive distribution rights, then any such election to reset shall be subject to the prior written concurrence of our board of directors that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and cash target distribution levels will be higher than the minimum quarterly distribution amount and the cash target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset cash target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that GasLog would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per Common Unit, taking into account the existing levels of incentive distribution payments being made to GasLog.

        In connection with the resetting of the minimum quarterly distribution amount and the cash target distribution levels and the corresponding relinquishment by GasLog of incentive distribution payments based on the cash target distribution levels prior to the reset, GasLog will be entitled to receive a number of newly issued Common Units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by GasLog for the two quarters prior to the reset event as compared to the average cash distributions per Common Unit during this period. We will also issue an additional amount of general partner units in order to maintain the general partner's ownership interest in us relative to the issuance of the additional Common Units.

        The number of Common Units that GasLog would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the cash target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by GasLog in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per Common Unit during each of these two quarters. The issuance of the additional Common Units will be conditioned upon approval of the listing or admission for trading of such Common Units by the national securities exchange on which the Common Units are then listed or admitted for trading.

        Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution") and the cash target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85.0% to the common unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for that quarter;

  •
  third, 75.0% to the common unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for that quarter; and

  •
  thereafter, 50.0% to the common unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights, pro rata.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

        We will make distributions of available cash from capital surplus, if any, in the following manner, subject to distributions with respect to Series A Preference Units as described under "—Series A Preference Unit Distributions":

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each Common Unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the Common Units; and

  •
  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

        The partnership agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the cash target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the Common Units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for GasLog to receive incentive distributions. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we reduce the minimum quarterly distribution and the cash target distribution levels to zero, we will then make all future distributions 50.0% to the common unitholders, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights (currently, GasLog). The 2.0% interest shown for our general partner assumes that our general partner maintains its 2.0% general partner interest.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and cash target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the cash target distribution levels; and

  •
  the initial unit price.

        For example, if a two-for-one split of the Common Units should occur, the minimum quarterly distribution, the cash target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below, subject to distributions with respect to Series A Preference Units as described under "—Series A Preference Unit Liquidation Rights".

        If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our Common Units for the preceding 20 trading days (or the current market price) is greater than the sum of:

  •
  any arrearages in payment of the minimum quarterly distribution on the Common Units for any prior quarters during the subordination period; plus

  •
  the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding Common Unit an amount equal to the current market price of our common units; and

  •
  thereafter, 50.0% to the common unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

        If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our Common Units is equal to or less than the sum of:

  •
  any arrearages in payment of the minimum quarterly distribution on the Common Units for any prior quarters during the subordination period; plus

  •
  the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding Common Unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding Common Unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the Common Units for any prior quarters during the subordination period; and

  •
  thereafter, 50.0% to the common unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

        The immediately preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities (other than the Series A Preference Units, which are discussed in the following section).

Series A Preference Unit Liquidation Rights

        The holders of Series A Preference Units will be entitled, in the event of a dissolution, to receive the liquidation preference of $25.00 per unit in cash plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our Common Units or any other Junior Securities (as defined in the partnership agreement). In the event that our assets available for distribution to holders of the outstanding Series A Preference Units and any other Parity Securities (if applicable) are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series A Preference Units and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series A Preference Units and other Parity Securities (if applicable), our remaining assets and funds will be distributed among the holders of the common units and any other Junior Securities then outstanding according to their respective rights.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        Our Annual Report filed on Form 20-F provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in Common Units. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

NON-UNITED STATES TAX CONSIDERATIONS

        Our Annual Report filed on Form 20-F provides a discussion of Marshall Islands tax consequences that may be relevant to prospective investors in Common Units. The applicable prospectus supplement may also contain information about any non-U.S. tax considerations relating to the securities covered by such prospectus supplement.

PLAN OF DISTRIBUTION

        We may offer and sell, from time to time, the securities covered by this prospectus and the applicable prospectus supplement. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

        Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

  •
  on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our Common Units may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in privately negotiated transactions;

  •
  in an exchange distribution in accordance with the rules of the applicable exchange;

  •
  as settlement of short sales entered into after the date of the prospectus;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  through broker-dealers, who may act as agents or principals;

  •
  through sales "at the market" to or through a market-maker;

  •
  in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through one or more underwriters on a firm commitment or best-efforts basis;

  •
  directly to one or more purchasers;

  •
  through agents;

  •
  in options transactions;

  •
  over the Internet;

  •
  any other method permitted pursuant to applicable law; or

  •
  in any combination of the above.

        In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

  •
  purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers.

        In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

        In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us, or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

        In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

        At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us, any discounts, commissions or concessions allowed or reallowed or paid to dealers and the number of securities being offered by them. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

        In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

        Pursuant to a requirement by the Financial Industry Regulatory Authority, or "FINRA", if more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a "conflict of interest" under FINRA Rules, the offering will be conducted in accordance with FINRA Rule 5121.

        Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

        We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

EXPENSES

        The following are the expenses estimated to be incurred by us in connection with a possible offering of the securities registered under this registration statement.

SEC Registration Fee		$86,925
Printing			*
Legal Fees and Expenses.			*
Accountants' Fees and Expenses			*
NYSE Fees			*
Miscellaneous Costs			*

Total	$		*

*
To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

        The validity of the securities and certain other legal matters, including tax matters, with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Cozen O'Connor, New York, New York. Certain other legal matters, including tax matters with respect to U.S. law, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

        The consolidated financial statements as of December 31, 2015 and December 31, 2016 and for each of the three years in the period ended December 31, 2016 incorporated in this prospectus by reference from the Company's Current Report on Form 6-K filed on September 29, 2017 have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte LLP are located at 2 New Street Square, London, EC4A 3BZ, United Kingdom.

GasLog Partners LP

% Series B Cumulative Redeemable Perpetual
Fixed to Floating Rate Preference Units
Representing Limited Partner Interests

P R E L I M I N A R Y    P R O S P E C T U S    S U P P L E M E N T

January     , 2018

Joint Bookrunners

Morgan Stanley	UBS Investment Bank	Stifel	Citigroup

Co-Manager

Credit Suisse